                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            KINETIC CONCEPTS, INC.,

                        KCI THERAPEUTIC SERVICES, INC.,

                              MEDIQ INCORPORATED,

                               PRN HOLDINGS, INC.

                                      AND

                    MEDIQ/PRN LIFE SUPPORT SERVICES-I, INC.

                                AUGUST 23, 1994

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                               TABLE OF CONTENTS

                                                                                                                    PAGE
SECTION 1.         PURCHASE AND SALE OF BUSINESS AND ASSETS................................................           1
     1.1           Purchased Assets........................................................................           1
     1.2           Assets Excluded from Purchase...........................................................           3
SECTION 2.         AGGREGATE CONSIDERATION AND PAYMENT; ASSUMED LIABILITIES................................           3
     2.1           Aggregate Consideration.................................................................           3
     2.2           Liabilities Assumed.....................................................................           4
     2.3           Excluded Liabilities....................................................................           5
     2.4           Allocation of Consideration.............................................................           6
     2.5           Sales Taxes.............................................................................           6
SECTION 3.         CLOSING PAYMENT ADJUSTMENTS.............................................................           7
     3.1           Closing Statement.......................................................................           7
     3.2           Post Closing Adjustment.................................................................           8
     3.3           Certain Payments........................................................................           9
     3.4           Accounts Receivable.....................................................................          11
SECTION 4.         REPRESENTATIONS AND WARRANTIES REGARDING SELLER.........................................          11
     4.1           Organization and Good Standing..........................................................          12
     4.2           Power and Authorization.................................................................          12
     4.3           No Conflicts............................................................................          13
     4.4           Investments and Subsidiaries............................................................          14
     4.5           Compliance with Laws....................................................................          14
     4.6           Litigation..............................................................................          14
     4.7           The February Statement..................................................................          14
     4.8           Accounts Receivable.....................................................................          15
     4.9           Personal Property.......................................................................          15
     4.10          Warranties, Insurance...................................................................          16
     4.11          Real Property...........................................................................          16
     4.12          Title to Assets.........................................................................          16
     4.13          Contracts...............................................................................          17
     4.14          Customers and Suppliers.................................................................          17
     4.15          Taxes...................................................................................          18
     4.16          Employee Matters........................................................................          18
     4.17          Environmental Matters...................................................................          19
     4.18          Absence of Certain Changes and Events...................................................          20
     4.19          Books and Records.......................................................................          21
     4.20          Brokers.................................................................................          21
     4.21          Full Disclosure.........................................................................          21
SECTION 5.         REPRESENTATIONS AND WARRANTIES OF BUYER.................................................          21
     5.1           Organization and Good Standing..........................................................          22
     5.2           Power and Authorization.................................................................          22
     5.3           No Conflicts............................................................................          23
     5.4           Brokers.................................................................................          23
     5.5           Financing Commitment....................................................................          23
     5.6           MHM Note................................................................................          24
     5.7           Full Disclosure.........................................................................          24
SECTION 6.         OBLIGATIONS OF THE PARTIES UNTIL CLOSING................................................          25
     6.1           Conduct of Medical Services Business Pending Closing....................................          25
     6.2           Negative Covenants......................................................................          26
     6.3           Access to Information; Confidentiality..................................................          26
     6.4           Best Efforts............................................................................          27
     6.5           Consents................................................................................          27
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
     6.6           Delivery of Additional Information......................................................          27
     6.7           Use of Business Name....................................................................          28
SECTION 7.         CERTAIN CONDITIONS PRECEDENT TO BUYER'S AND MEDIQ'S OBLIGATIONS.........................          28
     7.1           Representations and Warranties..........................................................          28
     7.2           Assets of Seller........................................................................          28
     7.3           Performance of Covenants................................................................          29
     7.4           Approvals...............................................................................          29
     7.5           Legal Matters...........................................................................          29
     7.6           Escrow Agreement........................................................................          29
     7.7           Opinion of Counsel......................................................................          29
     7.8           Agreements with Congress................................................................          29
     7.9           MHM Subordination Agreement.............................................................          30
SECTION 8.         CERTAIN CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS....................................          30
     8.1           Representations and Warranties..........................................................          30
     8.2           Post-Closing Liability..................................................................          30
     8.3           Performance of Covenants................................................................          30
     8.4           Approvals...............................................................................          30
     8.5           Legal Matters...........................................................................          31
     8.6           Marketing Agreement.....................................................................          31
     8.7           Escrow Agreement........................................................................          31
     8.8           Opinion of Counsel......................................................................          31
     8.9           Negative Covenants Agreement............................................................          31
     8.10          Collateral Transfer.....................................................................          31
     8.11          MEDIQ Guaranty..........................................................................          32
     8.12          Highline Agreement......................................................................          32
SECTION 9.         CLOSING.................................................................................          32
     9.1           Time and Place of Closing; Effective Time of Closing....................................          32
     9.2           Deliveries at the Closing...............................................................          32
     9.3           Noncompetition; Confidential Information................................................          35
     9.4           Provisions Relating to Employees........................................................          37
     9.5           Transitional Activities.................................................................          38
     9.6           Delivery of Financials..................................................................          38
     9.7           Bug-Out Procedures......................................................................          38
     9.8           Employee Health Insurance...............................................................          38
     9.9           Customer Pricing........................................................................          38
     9.10          Computer Software Support...............................................................          39
     9.11          Intercreditor and Subordination Agreements..............................................          39
SECTION 10.        TERMINATION AND ABANDONMENT.............................................................          40
     10.1          Termination.............................................................................          40
     10.2          Procedure for Termination...............................................................          40
SECTION 11.        INDEMNIFICATION.........................................................................          40
     11.1          Indemnification by Seller and KCI.......................................................          40
     11.2          Indemnification by Buyer and MEDIQ......................................................          41
     11.3          Inter-Party Claims......................................................................          41
     11.4          Third Party Claims......................................................................          41
     11.5          Limitations and Requirements............................................................          42
     11.6          Right of Set-Off........................................................................          42
SECTION 12.        MISCELLANEOUS...........................................................................          43
     12.1          Survival of Representations and Warranties..............................................          43
     12.2          Further Assurances......................................................................          44
     12.3          Bulk Sales..............................................................................          44
     12.4          Costs and Expenses......................................................................          44
     12.5          Public Announcements....................................................................          44
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
     12.6          Notices.................................................................................          45
     12.7          Assignment and Benefit..................................................................          46
     12.8          Amendment, Modification and Waiver......................................................          47
     12.9          Governing Law...........................................................................          47
     12.10         Section Headings and Defined Terms                                                                47
     12.11         Severability............................................................................          47
     12.12         Counterparts............................................................................          47
     12.13         Entire Agreement........................................................................          47
     12.14         Guaranty................................................................................          48

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                             SCHEDULES AND EXHIBITS

Schedule 1.1.1...............................  Equipment Categories
Schedule 1.1.2...............................  Transferred Computer Assets
Schedule 1.1.3...............................  Assumed Capital Leases
Schedule 1.1.4...............................  Assumed Contracts
Schedule 1.1.5...............................  Motor Vehicles
Schedule 2.4.................................  Allocation of Aggregate Consideration
Schedule 3.4.................................  Agreed Upon Procedures for Accounts Receivable
Schedule 9.7.................................  Bug-Out Procedures
Exhibit IA...................................  Form of Promissory Note (#1)
Exhibit IB...................................  Form of Promissory Note (#2)
Exhibit IC...................................  Form of Promissory Note (#3)
Exhibit II...................................  Escrow Agreement
Exhibit III..................................  Certain Personnel Policies of Buyer
Exhibit IV...................................  Form of Opinion of Cox & Smith Incorporated
Exhibit V....................................  Marketing Agreement
Exhibit VI...................................  Form of Opinion of Drinker Biddle & Reath
Exhibit VII..................................  Form of Negative Covenants Agreement
Exhibit VIII.................................  Form of Guaranty Agreement
Exhibit IX...................................  Form of General Assignment and Bill of Sale
Exhibit X....................................  Form of Assumption Agreement
Exhibit XI...................................  Form of Collateral Transfer of Note (Security Agreement)

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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT ('Agreement') is dated August 23, 1994, by and among KINETIC CONCEPTS, INC., a Texas corporation ('KCI'), KCI THERAPEUTIC SERVICES, INC., a Delaware corporation which is a wholly-owned subsidiary of KCI ('Seller'), MEDIQ Incorporated, a Delaware corporation ('MEDIQ'), PRN HOLDINGS, INC., a Delaware corporation which is a wholly-owned subsidiary of MEDIQ ('Holdings'), and MEDIQ/PRN LIFE SUPPORT SERVICES-I, INC., a Delaware corporation which is a wholly-owned subsidiary of Holdings ('Buyer'). An index of defined terms is attached as an appendix hereto.

                                   BACKGROUND

     Seller is engaged, through its KCI Medical Services Division (the 'Division'), in the business of offering for rent to hospitals and other health care providers during peak-need times a complete portfolio of movable critical care and life support equipment in the categories described in Schedule 1.1.1 hereto and selling disposable medical care products to hospitals and other health care providers for use in conjunction with such equipment in the United States (collectively referred to herein as the 'Medical Services Business'). Buyer is in the business of supplying critical care and life support equipment to hospitals and other health care providers.

     Seller is also engaged in the business of renting and selling therapeutic specialty beds and patient surfaces and related products, accessories and disposables to acute care, long term care and home care providers of health care services (the 'KCITS Business').

     The parties hereto desire to provide for the sale by Seller and the acquisition by Buyer, subject to certain specified liabilities, of certain of the assets of the Division, and for certain other matters, all on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

              SECTION 1. PURCHASE AND SALE OF BUSINESS AND ASSETS.

     1.1 Purchased Assets. Subject to the terms and conditions hereof and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, at the Closing (as herein defined), Seller (or Seller's permitted assignee pursuant to Section 12.7) shall assign, sell and transfer, or cause to be assigned, sold and transferred, to Buyer (or Buyer's permitted assignee pursuant to Section 12.7) all of the following properties, assets, rights and claims of Seller (other than the assets described in Section 1.2) wherever situated, which are then owned by Seller and used exclusively in, or held for exclusive use in, the Medical Services Business:

          (a) (i) all rental equipment and equipment held for resale in the categories described in Schedule 1.1.1 hereto and disposable products used in conjunction with such equipment, (ii) all other disposable medical care products inventory, (iii) all packaging not bearing any of the Names (as hereinafter defined), supplies and accessories related to any of the foregoing, (iv) all furniture and office equipment (other than computer equipment, including hardware and software) located at Seller's office in Salt Lake City, Utah, (v) all biomedical spare parts, supplies and all biomedical related testing and service equipment, and (vi) all computer equipment (including software and hardware) referred to on Schedule 1.1.2 hereto;

          (b) all documents, records, files and other documents (in whatever form, including computer files, invoices, purchase orders and proofs of delivery) relating to or evidencing the assets described in Section 1.1(a)(i) and the physical location thereof;

          (c) all right, title and interest of Seller in, to and under all capital and other leases expressly identified on Schedule 1.1.3 hereto (the 'Assumed Capital Leases');

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          (d) all of the rights of Seller under all contracts, arrangements, leases and other agreements relating to the Medical Services Business set forth on Schedule 1.1.4 hereto (the 'Assumed Contracts'), and with respect to real property interests pursuant thereto, all right, title and interest of Seller in and to all improvements, fixtures and all other appurtenances thereto, (or, in the case of Seller's Salt Lake City facility, a sublease thereof); and

          (e) the motor vehicles described in Schedule 1.1.5.

provided that to the extent that the consent of a third party is required in order to assign to Buyer an Assumed Capital Lease or an Assumed Contract and such consent is not (notwithstanding the use of reasonable efforts, as specified in Section 6.5 hereof) obtained on or prior to Closing, none of Seller's right, title and interest in, to or under any such Assumed Capital Lease or Assumed Contract shall be sold, assigned or transferred to Buyer at Closing and from and after the Closing, any such lease, contract, arrangement or agreement shall be deemed not to be an Assumed Contract or Assumed Capital Lease and shall not be included in the Assets (as hereinafter defined) (provided that for purposes of representations and warranties set forth herein to the extent made as of the date hereof and the covenants which are operable only prior to Closing hereunder, any such lease, contract, arrangement and agreement shall be deemed to be included in the Assets and to constitute an Assumed Contract or Assumed Capital Lease, as the case may be).

     All of the properties, assets, rights and claims referred to above in this
Section 1.1 are hereinafter called the 'Assets.'

     1.2 Assets Excluded from Purchase. Except as otherwise expressly provided herein, Buyer shall not acquire any assets of Seller, including, without limitation, any of the following assets of Seller:

          (a) cash and cash equivalents, such as bank deposits or money market accounts;

          (b) accounts receivable;

          (c) rights under agreements, contracts and commitments to which Seller is a party or by which it or any of its assets are bound other than the Assumed Contracts and the Assumed Capital Leases;

          (d) all corporate names, assumed names, trade names or trademarks, including, without limitation, the trade names and trademarks 'KCI', 'KCI Therapeutic', 'Kinetic Concepts', 'KCI Medical Services', 'KCI Financial Services' and all trade names and trademarks derived from or including any of the foregoing (collectively, the 'Names'); and

          (e) any assets used in, or held for use in, the KCITS Business.

                SECTION 2. AGGREGATE CONSIDERATION AND PAYMENT;
                              ASSUMED LIABILITIES.

     2.1 Aggregate Consideration. Subject to Section 3, the aggregate consideration (the 'Consideration') for the Assets acquired by Buyer hereunder and for the agreement contained in Section 9.3(a) shall be equal to the sum of:
(a) sixty-five million, three hundred thousand dollars ($65,300,000) (the 'Closing Payment'), which shall be paid at the Closing by wire transfer of immediately available funds pursuant to instructions previously given by Seller to Buyer for that purpose; plus (b) an amount equal to the sum of five million dollars ($5,000,000) and the Highline Buy-Out Amount (as hereinafter defined), which shall be paid at the Closing by delivery of an executed promissory note of Buyer (or of MEDIQ/PRN Life Support Services, Inc., a Delaware corporation ('First PRN'), in the event Buyer makes the assignment contemplated in Section
12.7 hereof) in favor of Seller in the form of Exhibit IA hereto; plus (c) ten million dollars ($10,000,000), which shall be paid at the Closing by delivery of three executed promissory notes of Holdings in favor of Seller in the form of
Exhibit IB hereto, one in the principal amount of five million dollars ($5,000,000), one in the principal amount of three million dollars ($3,000,000), and the other in the principal amount of two million dollars ($2,000,000); plus
(d) $2,956,957, which shall be paid at the

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Closing by delivery of an executed promissory note of Buyer in favor of Seller in the form of Exhibit IC hereto (the promissory notes delivered pursuant to this Section being referred to as the 'Notes'). The allocation of the Consideration among the Assets and the agreement set forth in Section 9.3(a) is as set forth in Schedule 2.4 hereof. For purposes hereof, 'Highline Buy-Out Amount' means the amount (not exceeding $880,000) paid by Seller to Highline Financial Services, Inc. with Buyer's approval in respect of the termination of the Purchase, Administrative and Remarketing Agreement dated August 14, 1989 between Highline Financial Services, Inc. ('Highline') and Medirec (predecessor in interest to Seller), as amended (the 'Highline Agreement'), and the acquisition by Seller of all of Highline's right, title and interest in an to the equipment covered by the Highline Agreement.

     2.2 Liabilities Assumed. At the Closing, Buyer shall assume and agree to pay, perform and discharge, or cause to be paid, performed and discharged, the following obligations and liabilities of Seller to the extent incurred in connection with the Division (the 'Assumed Liabilities'):

          (a) any and all liabilities and obligations of Seller under the Assumed Capital Leases included in the Assets, but only to the extent such liabilities and obligations of Seller (i) arise or accrue after the Closing Date (as herein defined) and (ii) do not arise from and are not attributable to, in whole or in part, any breach or default thereunder occurring on or prior to the Closing Date;

          (b) any and all liabilities and obligations of Seller pursuant to or arising under the Assumed Contracts included in the Assets, but only to the extent such liabilities and obligations of Seller (i) arise or accrue after the Closing Date and (ii) do not arise from and are not attributable to, in whole or in part, any breach or default thereunder occurring on or prior to the Closing Date;

          (c) any and all liabilities and obligations of Seller, if any, pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. SectionSection 2101-2109 (the 'WARN Act'), and all state or local 'plant closing' or similar laws (collectively, the 'Plant Closing Laws') in connection with the transactions contemplated hereby;

          (d) any obligation of Seller with respect to (i) any warranty repair claims involving any of the Assets or any equipment of a type described in
     Schedule 1.1.1 hereto sold by Seller prior to the Closing Date in connection with the remarketing portion of the Medical Services Business, which claims either (A) are first made after the Closing Date or (B) relate to warranty repairs which Seller is in the process of making as of the Closing Date but which are not then complete and (ii) any product liability or other claims on account of personal injury involving any of the Assets or the Medical Services Business arising out of any injury occurring after the Closing Date; and

          (e) any obligation of Seller with respect to any warranty repair claim involving any equipment (of a type described in Schedule 1.1.1 hereto) on which Seller performed repair services during the period beginning six months prior to the Closing Date and ending on the Closing Date in connection with Seller's biomedical-for-hire business.

     2.3 Excluded Liabilities. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER SHALL NOT DIRECTLY OR INDIRECTLY ASSUME ANY LIABILITIES OR OBLIGATIONS OF SELLER OR ANY OF SELLER'S AFFILIATES OF ANY NATURE WHATSOEVER ('EXCLUDED LIABILITIES'), WHETHER LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, ACTUAL OR INCHOATE, ACCRUED, CONTINGENT OR OTHERWISE, AND WHETHER ARISING FROM FACTS EXISTING OR EVENTS OCCURRING PRIOR TO, ON OR AFTER THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION:

          (a) any obligation or liability to any present or former customer of Seller, or pursuant to any contract, agreement, commitment or undertaking not expressly included in the Assets (including, without limitation, the existence of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance on any of the Assets except as permitted hereby) or the Assumed Liabilities;

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          (b) any obligation or liability of any nature whatsoever to, or with respect to, any present or former employee of Seller, including, without limitation, any obligation or liability of Seller with respect to any employment benefit plan or any employment, severance, or collective bargaining agreement (written or oral) to which Seller is a party, including, without limitation, any such relating to severance (except to the extent specifically provided in Section 3.3), bonuses or sales incentives;

          (c) any obligation to repay the amount of any indebtedness for borrowed money incurred by Seller or any other person;

          (d) any liabilities and obligations to or of any Seller Affiliate (as hereinafter defined);

          (e) any liability or obligation relating to any of the matters disclosed or required to be disclosed on the Disclosure Statement previously delivered to Buyer by Seller (the 'Disclosure Statement'), including, without limitation, any liability, obligation or related expense arising out of, pursuant to or in connection with any claim, action, suit, litigation or administrative, arbitration or other proceeding or governmental investigation involving Seller or KCI or any Seller Affiliate or any employees thereof, or any products distributed, rented or leased on or prior to the Closing Date or any services provided or failed to be provided on or before the Closing Date, regardless of whether any such claim, action, suit, litigation, arbitration, proceeding or investigation is made, brought or commenced prior to or after the Closing;

          (f) any obligation or liability of Seller which is incurred or arises after the Closing except for the Assumed Liabilities;

          (g) any obligation of Seller or KCI for state, local, foreign or federal taxes, including, without limitation, any obligation for franchise, unitary business, capital stock or income taxes (including, without limitation, deferred taxes);

          (h) any obligation or liability of Seller or KCI with respect to product liability claims on account of personal injury arising out of any injury occurring prior to the close of business on the Closing Date; and

          (i) any obligation, duty, liability, expense or cost (including, without limitation, costs and expenses of remediation) arising out of or related to the discharge, dispersal, release, emission, escape, transportation, storage, generation, treatment, or disposal of any substance, material, smoke, vapor, soot, fumes, acids, alkalis, chemicals, liquids, gases, irritants, pollutants and/or waste, whether hazardous, toxic or otherwise, in violation of, or respecting which remedial action may be required under any Law (as such term is defined herein) or government license, permit, consent or authorization concerning or relating to industrial hygiene or the protection of health and/or the environment (collectively referred to as 'Environmental Laws'), including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, USCA Section 9601 et seq. (as amended, 'CERCLA'), the Resource Conservation and Recovery Act, 42 USCA Section 6901 et seq. ('RCRA'), the Federal Water Pollution Control Act, 33 USCA Section 1251 et seq., the Clean Air Act, 42 USCA Section 7401 et seq., the Toxic Substances Control Act, 15 USCA Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USCA Section 136 et seq., or the Safe Drinking Water Act, 42 USCA Section 300 et seq., or regulations promulgated thereunder.

     2.4 Allocation of Consideration. The consideration paid by Buyer to Seller for the various assets and rights acquired hereunder shall be allocated pursuant to Schedule 2.4 hereto. Buyer and Seller shall file all tax returns consistently with such allocation. On a timely basis, Buyer and Seller shall prepare and submit Internal Revenue Form 8594 (relating to purchase price allocation) to the Internal Revenue Service (the 'IRS') prepared in accordance with this Section 2.4.

     2.5 Sales Taxes. Buyer shall pay all sales, transfer and documentary taxes (the 'Transfer Taxes') (but not any income or franchise taxes of Seller or any Seller Affiliate), if any, payable in connection with the sale, transfer, and assignment of the Assets to be made hereunder. Buyer shall

                                       9
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prepare and timely file with the appropriate governmental agency all tax returns required to be filed in respect of the Transfer Taxes.

                    SECTION 3. CLOSING PAYMENT ADJUSTMENTS.

     3.1 Closing Statement.

          (a) Promptly following the Closing, Seller shall cause to be prepared a statement as of the close of business on the Closing Date, which shall set forth (i) the Assets acquired by Buyer pursuant to Section 1.1 and (ii) the Assumed Liabilities assumed by Buyer pursuant to Section 2.2(a). Each line item included in (i) and (ii) above shall be accounted for consistently with United States generally accepted accounting principles ('GAAP') applied on a basis consistent with the preparation of the February Statement (as defined herein). Such statement of assets and liabilities prepared as provided in this Section 3.1 is referred to herein as the 'Closing Statement.' Seller shall, at its sole expense, engage KPMG Peat Marwick ('Seller's Auditors') to perform an audit in accordance with generally accepted auditing standards with respect to the Closing Statement. Buyer, MEDIQ and Seller shall cooperate fully with such audit and shall use best efforts to cause their respective affiliates so to cooperate, so as to cause Seller's Auditors to complete such audit within 40 days after the Closing Date. Buyer and Buyer's independent public accountants ('Buyer's Auditors') shall have the opportunity, at Buyer's sole expense, to review the work papers of Seller and Seller's Auditors relating to such audit.

          (b) Upon completion of such audit, Seller shall deliver to Buyer (i) the Closing Statement, (ii) the calculation of Net Asset Value (as defined below), in each case as of the close of business on the Closing Date, and
     (iii) Seller's Auditors' unqualified opinion on the Closing Statement to the effect that (A) the Closing Statement is accounted for in accordance with GAAP applied on a basis consistent with the preparation of the February Statement and the requirements of this Section 3 and (B) the calculation of Net Asset Value complies with the requirements of this
     Section 3.

          (c) Unless Buyer notifies Seller within 30 days after receipt of the Closing Statement and calculation of Net Asset Value of any objections thereto (specifying in reasonable detail the basis therefor), such Closing Statement and calculation shall be the definitive Closing Statement and shall be final, binding and conclusive for all purposes. If Buyer timely notifies Seller of any such objection, Buyer and Seller shall, together with Seller's Auditors and Buyer's Auditors, attempt in good faith to reach an agreement as to the matter in dispute. If the parties shall have failed to resolve such disputed matter within ten (10) business days after receipt of notice of such objection, then any such disputed matter shall, at the instance of Buyer or Seller, be submitted to and resolved by a national accounting firm other than Seller's Auditors and Buyer's Auditors reasonably acceptable to Buyer and Seller. The fees and expenses of any such accounting firm incurred in resolving the disputed matters shall be divided equally between Seller and Buyer. The Closing Statement and calculation of Net Asset Value shall, after adjustment to reflect the resolution of any disputes pursuant to this Section 3.1, be the definitive Closing Statement and shall be final, binding and conclusive for all purposes.

     3.2 Post Closing Adjustment.

          (a) If the amount of inventories set forth on the Closing Statement is less than $3,479,000, Seller shall pay or cause to be paid to Buyer the amount of the difference.

          (b) If the sum of (i) Net Asset Value set forth on the Closing Statement and (ii) the amount, if any, by which the amount of inventories set forth on the Closing Statement exceeds $3,479,000 is less than $37,283,177, Seller shall pay or cause to be paid to Buyer the amount of the difference.

          (c) Seller shall, at the time it delivers the Closing Statement and other documents pursuant to Section 3.1(b), pay Buyer any and all amounts payable pursuant to Sections 3.2(a) and 3.2(b) based on the Closing Statement delivered by Seller pursuant to Section 3.1(b), together with

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     interest thereon from the Closing Date at the rate of 8% per annum. If the amount paid by Seller pursuant to the preceding sentence with respect to either or both of Sections 3.2(a) and 3.2(b) (and if no amount has been paid with respect thereto, an amount equal to zero shall be deemed to have been paid) is (i) less than the amount payable pursuant to Sections 3.2(a) and 3.2(b) based upon the definitive Closing Statement referred to in
     Section 3.1(c), Seller shall, within five business days following the date on which such definitive Closing Statement becomes final, binding and conclusive pursuant to Section 3.1(c), pay Buyer the difference, together with interest thereon from the Closing Date at the rate of 8% per annum or
     (ii) greater than the amount payable pursuant to Sections 3.2(a) and 3.2(b) based upon the definitive Closing Statement referred in Section 3.1(c), Buyer shall, within five business days following the date on which such definitive Closing Statement becomes final, binding and conclusive pursuant to Section 3.1(c), pay Seller the excess, together with interest thereon from the date on which Buyer received such amount from Seller at the rate of 8% per annum. All payments by Seller made pursuant to this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

          (d) For purposes of this Agreement, 'Net Asset Value' shall mean the sum of (i) the net book value of the assets other than inventories included in the Assets (other than Assets acquired by Seller from Highline as a result of the termination of the Highline Agreement), plus (ii) an amount equal to depreciation expense for the Assets for the period from February 28, 1994 to and including the Closing Date, minus (iii) all indebtedness and other liabilities assumed pursuant to Section 2.2(a), in each case to the extent set forth on the Closing Statement and determined in accordance with the requirements of Section 3.1.

     3.3 Certain Payments.

          (a) On the Closing Date, Buyer and MEDIQ shall establish and fund an escrow account (the 'Escrow') maintained by a third party reasonably satisfactory to Buyer and Seller (the 'Escrow Agent') in an amount equal to $1.6 million (the 'Escrow Payment'). All payments made pursuant to this
     Section 3.3 shall be made in accordance with the terms and conditions of the escrow agreement attached hereto as Exhibit II (the 'Escrow Agreement'). The Escrow Agreement shall provide that payments shall be made by the Escrow Agent to Seller in order to reimburse Seller (up to an aggregate maximum amount of $1.6 million) for (i) severance payments actually made by Seller to employees of Seller identified in Schedule 1 to the Escrow Agreement whose employment is terminated by Seller after the date hereof and before the 90th day after the Closing Date and who (A) do not become employees of Buyer, MEDIQ or an Affiliate of MEDIQ or (B) become employees of Buyer, MEDIQ or an Affiliate of MEDIQ after the Closing (collectively, 'Transferred Employees') whose employment with Buyer or MEDIQ or an Affiliate of MEDIQ is terminated by Buyer or MEDIQ or an Affiliate of MEDIQ prior to the first anniversary of the Closing Date, except any such Transferred Employee terminated by Buyer or MEDIQ or an Affiliate of MEDIQ for reasons that would constitute 'cause' as set forth in the modified form of Buyer's personnel policies described in Exhibit III hereto or (C) are Transferred Employees whose employment with Buyer or MEDIQ or an Affiliate of MEDIQ is terminated by the employee as a result of any action by Buyer or MEDIQ or an Affiliate of MEDIQ materially decreasing the employee's level of responsibility, salary or benefits or transferring the employee to a location greater than 25 miles of the principal place of his employment with Seller; (ii) payments by Seller to Jonathan M. Sadock referred to in Section 3.3(e); (iii) payments by Seller to Robert A. Wehrmeyer, Jr. referred to in Section 3.3(f); and (iv) the employer's portion of FICA taxes relating to any of the foregoing. The aggregate amount payable to reimburse Seller for (i) payments in respect of any employee and the employer's portion of FICA taxes relating to such payments shall not exceed the amount shown for such employee in Schedule 1 to the Escrow Agreement and (ii) payments to Mr. Sadock shall not exceed the Sadock Amount (as hereinafter defined). In the case of any written inquiry from Seller requesting that MEDIQ confirm whether or not a specified Transferred Employee has been terminated for reasons that would constitute 'cause' as described in Exhibit III hereto, MEDIQ or Buyer shall promptly respond to Seller with such information.

          (b) Notwithstanding the foregoing, Seller shall (i) not be entitled to reimbursement for severance payments relating to any employee of Seller (or for the employer's portion of FICA taxes relating to such payments) who is offered employment with Buyer, MEDIQ or an Affiliate of MEDIQ in writing on or prior to the Closing Date for a similar position and level of responsibility, at a location within 25 miles of the principal place of his employment with Seller and at a similar salary and with similar benefits and who does not accept such offer and (ii) pay Buyer all amounts paid to Seller out of the Escrow with respect to any employee (other than Jonathan
     M. Sadock, and, subject to Section 3.3(f), Robert A. Wehrmeyer, Jr.) who, subject to Section 3.3(c), becomes an employee of, or independent contractor or consultant to, or otherwise provides any other services to, Seller or any Seller Affiliate prior to one year after such termination of employment (each such payment by Seller to be made within 30 days after any such event.

          (c) The provisions of Section 3.3(b)(ii) shall not apply to, and Seller shall not be required to reimburse Buyer for, severance payments to employees who are offered employment relating to the transition arising from the transactions contemplated under this Agreement by Seller or a Seller Affiliate on or prior to the Closing Date; provided that if any such employee remains in the employ of Seller or a Seller Affiliate for a period of one (1) year or more following the Closing Date, Seller will pay Buyer, within 30 days after the expiration of such one year period, all amounts paid to Seller out of the Escrow on account of any such employee.

          (d) Notwithstanding anything to the contrary herein provided, the limitations of Section 3.3(b)(i) shall not apply to the employees of Seller listed in Schedule 2 to the Escrow Agreement.

          (e) Of the Escrow Payment, the Sadock Amount (as defined below) is to be paid to reimburse Seller for payments to Jonathan M. Sadock in satisfaction of all obligations of Seller to Mr. Sadock (including, without limitation, severance, commissions and rights under employment agreements). Notwithstanding anything to the contrary herein, Seller shall not be entitled to receive out of the Escrow any reimbursement for payments to Mr. Sadock unless Seller shall have previously delivered to Buyer the duly executed agreement of Mr. Sadock to the effect that the non-competition obligations of Mr. Sadock set forth in the Employment Agreement dated October 2, 1990 between Mr. Sadock and Medirec are in full force and effect and will continue, notwithstanding anything to the contrary in such Employment Agreement, in full force and effect through April 1, 1996, and shall be deemed for the benefit of, and enforceable by Buyer. The 'Sadock Amount' shall mean an amount equal to $175,000 minus the aggregate amount of compensation (including, without limitation, salary, commissions and bonus, but not including expense reimbursement and health benefit payments) paid (or which should have been paid) by KCI, Seller or a Seller Affiliate to Mr. Sadock for periods after August 31, 1994, through the Closing Date.

          (f) The amount payable to Robert A. Wehrmeyer, Jr. from the Escrow pursuant to this Section shall be payable whether or not Seller's payment to him constitutes severance and whether or not he continues to be an employee of or becomes an independent contractor or consultant to Seller or any Seller Affiliate. However, Seller shall pay to Buyer all amounts paid to Seller out of the Escrow with respect to Mr. Wehrmeyer if and only if Mr. Wehrmeyer continues to be or becomes an employee of or independent contractor or consultant to Seller or a Seller Affiliate and his activities in that capacity (i) constitute an activity in which Seller may not engage pursuant to Section 9.3 hereof or (ii) are in pursuance of the therapeutic bed portion of the KCITS Business (other than consulting with respect to certain pending litigation). Such repayment shall be made within 30 days after the event giving rise to the requirement to make the repayment.

     3.4 Accounts Receivable.

          (a) Seller's Auditors will within 15 business days after the Closing Date perform agreed upon procedures as set forth on Schedule 3.4 with respect to a schedule (prepared by Seller) of accounts receivable of the Division which are due and payable as of Closing and with respect to any unbilled amounts accrued through the Closing Date; Seller will deliver to Buyer a copy of such schedule within 2 business days of the completion of the performance of such agreed upon procedures thereon by Seller's Auditors. The cost of preparation of such schedule will be borne half by Seller and half by Buyer.

          (b) Within 30 days after the Closing Date, Seller shall deliver to each customer of the Medical Services Business with respect to amounts which have not previously been invoiced by Seller an invoice for all services rendered, equipment rented and products sold through the Closing Date, along with a notification satisfactory to Buyer of the sale of the Medical Services Business. Seller shall promptly deliver copies thereof to Buyer after delivery thereof to customers. All such invoices shall be consistent with the schedule prepared in accordance with subsection (a). Seller shall deliver prorated invoices in any instances in which the end of Seller's billing cycle for such customers does not correspond to the Closing Date. Any payment or proceeds received from any customer with respect to such invoices or any accounts receivable of the Division which are due and payable as of the Closing are the property of Seller, and if received by Buyer shall be remitted within five business days to Seller in the form received, endorsed by Buyer to the order of Seller (if necessary). Any payment or proceeds with respect to services rendered or equipment rented or products sold after the Closing Date are the property of Buyer, and if received by Seller shall be remitted within five business days to Buyer in the form received, endorsed by Seller to the order of Buyer (if necessary). Any payment received respecting which a customer has not specified the accounts receivable to which it should be applied shall be applied to the oldest account receivable of such customer which is not disputed by that customer.

          SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLER.

     Seller and KCI hereby jointly and severally represent and warrant to Buyer and MEDIQ as of the date of this Agreement and as of the Closing Date as follows:

     4.1 Organization and Good Standing.

          (a) Seller and KCI are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have all necessary corporate power and authority to carry on their businesses as presently conducted, to own and lease the assets which they own and lease and to perform all of their obligations under each agreement and instrument by which they are bound. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the jurisdictions identified in the Disclosure Statement, which includes each jurisdiction in which its ownership or leasing of assets or properties relating to the Division or the operation of the Division requires such qualification.

          (b) The authorized, issued and outstanding capital stock and other securities of Seller and the beneficial and record ownership thereof are fully and accurately described in the Disclosure Statement. Except as described in the Disclosure Statement, no person has any preemptive or other rights with respect to any such equity interests or other securities of such corporation and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, voting, sale or transfer of any such equity interests or securities or obligating Seller or any other person to purchase or redeem any such equity interests or other securities.

     4.2 Power and Authorization. Seller and KCI have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and under the other agreements and documents (the 'Seller Transaction Documents') required to be delivered by them under this Agreement prior to or at the Closing. The execution, delivery and performance by Seller and KCI of their respective obligations under this Agreement and the Seller Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and KCI and, assuming the due execution and delivery by Buyer and MEDIQ, constitutes the respective legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall, assuming the due execution and delivery by the other parties thereto, constitute the respective legal, valid and binding obligation of Seller and KCI, enforceable against each of them in accordance with its terms. Upon transfer of the Assets to Buyer at Closing as contemplated by this Agreement, Buyer shall acquire good and valid title thereto (other than any interest in Real Property), free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance, other than the Assumed Liabilities and any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance placed upon the Assets by Buyer or any of its Affiliates.

     4.3 No Conflicts.

          (a) Except as described in the Disclosure Statement, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                 (i) violate or conflict with the certificate or articles of incorporation or bylaws (or other organizational documents) of Seller or KCI or any applicable law (including, without limitation, principles of common law), statute, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, 'Laws') binding upon Seller or KCI or any of the Assets;

                 (ii) violate or conflict with, result in a breach or
            termination of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation included in the Assets or by which any of the Assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any of the Assets; or

                 (iii) except as contemplated in the Negative Covenants
            Agreement (as hereinafter defined), result in or require the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance upon or with respect to any of the Assets.

          (b) The Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lender, lessor or other person required to be given or made by Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein. Except as described in the Disclosure Statement, all such consents, approvals, registrations, notifications, filings and declarations have been obtained or made or will be obtained or made or the requirement therefor waived in writing prior to the Closing without loss of benefit to the Medical Services Business (or Buyer as the successor to the Medical Services Business).

          (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Seller or KCI, threatened, that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could have a material adverse effect upon Seller's or KCI's ability to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Neither Seller nor KCI has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby, except (if any) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act').

     4.4 Investments and Subsidiaries. Except as described in the Disclosure Statement, the Medical Services Business is, and during the last three years has been, conducted solely by and through Seller, and neither Seller nor any other person directly or indirectly owns, controls or has any investment or other interest in any corporation, partnership, joint venture, business trust or other entity engaged or involved in the Medical Services Business. Except as described in the Disclosure Statement or as contemplated herein, in connection with the Medical Services Business, neither Seller nor KCI has agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity or to guaranty the obligations of any person or entity.

     4.5 Compliance with Laws. Except as described in the Disclosure Statement, Seller, with respect to the Division, is in compliance, in all material respects, with all applicable Laws and does not have any basis to expect, and has not received, any written notice, order or other communication from any government, governmental agency or instrumentality of any alleged, actual, or potential violation of, or failure to comply with, any applicable Law.

     4.6 Litigation. Except as described in the Disclosure Statement, there are no, and during the last three years, there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of Seller or KCI, investigations involving or affecting Seller or KCI with respect to the Medical Services Business or any of the Assets, or any of Seller's directors, officers or shareholders in their capacities as such, before or by any court, government, governmental agency or instrumentality, or before an arbitrator of any kind; and there is no pending claim, action, suit, proceeding or investigation which, if determined adversely, could either individually or in the aggregate have a material effect on the earnings, business, operations or financial condition of the Division, or could result in a liability in excess of $25,000 in the case of any single action or $100,000 in the case of all such actions in the aggregate. To Seller's or KCI's knowledge, except as described in the Disclosure Statement, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. Except as described in the Disclosure Statement, there are no unsatisfied judgments, penalties or awards against or affecting the Division or any of the Assets.

     4.7 The February Statement. The Disclosure Statement includes a statement of the Assets and the Assumed Liabilities described in Section 2.2(a) as of February 28, 1994 (the 'February Statement'). Each line item of the February Statement has been accounted for in accordance with GAAP. The only Assumed Liabilities reflected in the February Statement are Assumed Liabilities described in Section 2.2(a) as of February 28, 1994.

     4.8 Accounts Receivable.

          (a) The Disclosure Statement includes a correct and complete accounts and notes receivable aging of Seller with respect to the Medical Services Business with the names of the customers deleted, as of June 30, 1994, reflecting the designated and undesignated reserves for possible losses and customer credits and discounts as of such date and the aggregate dollar amount of all accounts and notes receivable which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; more than 90 days but less than 121 days; and more than 120 days. Seller has provided to Buyer's Auditors an identical document, except that the names of customers have been included therein.

          (b) All accounts receivable of Seller with respect to the Medical Services Business represent valid obligations from bona fide rentals or sales made or services rendered in the ordinary course of business.

     4.9 Personal Property.

          (a) The rental equipment and disposable medical care products inventory of Seller with respect to the Medical Services Business is valued on the February Statement at the lower of cost or fair market value thereof, based upon the 'first in, first out' method of accounting. The rental equipment inventory has been depreciated for financial reporting purposes in accordance with GAAP and on a basis consistent with KCI's past practices over the respective periods described in the Disclosure Statement for each class of such equipment.

          (b) Except (i) for obsolete items and items of below-standard quality, all of which have been accounted for in accordance with GAAP on a basis consistent with the preparation of the February Statement, (ii) for cleaning, prepping and preventive maintenance of equipment to be performed in the ordinary course of business, and (iii) as set forth in the Disclosure Statement, all of the rental equipment and equipment held for resale of Seller with respect to the Medical Services Business meets, as of July 25, 1994, all applicable requirements of applicable Laws and is, as of July 25, 1994, in good operating condition and repair and is, as of July 25, 1994, usable in the ordinary course of business consistent with past practice.

          (c) All rental equipment and disposable medical care products inventory is in the possession or under the control of Seller, except any rental equipment inventory which is (i) currently being rented or held by a customer and therefore is in the possession or control of a customer or
     (ii) in transit with a common carrier for delivery to or from a customer of Seller.

          (d) The representations and warranties set forth in this Section 4.9 shall survive until resolution of the Closing Statement and the final determination and payment of any post closing adjustment under Section 3.2.

     4.10 Warranties, Insurance.

          (a) Except as described in the Disclosure Statement: (a) Seller has not agreed to become responsible for consequential damages or made any express warranties to third parties with respect to any products distributed, rented or leased, or any services rendered, by the Medical Services Business; and (b) there are no warranties (express or implied) outstanding with respect to any such products or services other than any such implied by law, including, without limitation, pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code. A copy of each standard warranty of Seller with respect to such products is included in the Disclosure Statement.

          (b) The Disclosure Statement describes each policy and binder of insurance maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Division, including whether such policies and binders are 'claims made' or 'occurrence' policies, and the respective issuers and expiration dates thereof.

     4.11 Real Property.

          (a) The Disclosure Statement describes each interest in real property leased by Seller pursuant to a lease included in the Assets (the 'Real Property'), including the location and a brief description thereof. Except as described in the Disclosure Statement, Seller owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases referred to above free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance in favor of any person claiming by, under or through Seller or any Seller Affiliate.

          (b) The amount of each security deposit made by Seller in respect of a lease of Real Property is set forth in the Disclosure Statement. Following transfer of such leases to Buyer as part of the Assets, Buyer shall be entitled to receive refunds of such amounts subject to the terms of the applicable leases.

     4.12 Title to Assets. Except as described in the Disclosure Statement, Seller has good and valid title to all of the Assets (excluding Real Property), including without limitation, all such reflected on the February Statement or to be reflected on the Closing Statement, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance (all of which, if any, will be released or terminated prior to Closing, unless expressly assumed by Buyer as an Assumed Liability). The Disclosure Statement lists each contract, agreement or commitment which restricts or purports to restrict any business activities of Seller or KCI with respect to the Medical Services Business or the freedom of Seller or KCI (or, to the knowledge of Seller or KCI, any of their officers or employees) to engage in the Medical Services Business or to compete with any person.

     4.13 Contracts. Except as described in the Disclosure Statement, each of the Assumed Contracts and the Assumed Capital Leases (including any such required to be identified in the Disclosure Statement) was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in the Disclosure Statement, Seller has performed in all material respects all obligations required to be performed by it under the Assumed Contacts and the Assumed Capital Leases and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by Seller or, to the best knowledge of Seller, by any other party thereto. Upon consummation of the Closing, all of Seller's rights in the Assumed Contracts and the Assumed Capital Leases shall be transferred to Buyer, and Buyer will acquire such rights free and clear of all restrictions, pledges, liens or other claims or encumbrances of any nature; provided that in the case of leases relating to the Real Property only, Buyer will acquire such rights free and clear only of restrictions, pledges, liens or other claims or encumbrances in favor of persons claiming by, under or through Seller or any Seller Affiliate. Except as set forth in the Disclosure Statement, there are no consents or notices required to be given in order to assign the Assumed Contracts or Assumed Capital Leases to Buyer.

     4.14 Customers and Suppliers. Seller has provided to Buyer's Auditors an accurate and complete list of the names of the customers of the Division, and the revenues attributable to each during each of 1993 and 1994 through April 30, 1994, and of the twenty (20) suppliers and vendors with respect to the Division's disposable medical care products business from whom the Division made the most purchases during each such period and the aggregate expenditures attributable to each in each such period. To the best knowledge of the persons identified by an asterisk in Schedule 2 to the Escrow Agreement ('Senior Management'), no customer that accounted for more than $100,000 of the rentals or sales of the Division during the last twelve months has terminated or materially reduced or has given notice that it intends to terminate or materially reduce the amount of business done with the Division, except as disclosed to Buyer's Auditors on such list. Except as set forth on the Disclosure Statement, to the best knowledge of Senior Management, no supplier or vendor that accounted for more than $50,000 of the purchases of the Division with respect to the disposable medical care products business during the last twelve months has terminated or materially reduced or has given written notice that it intends to terminate or materially reduce, the amount of business done with the Division. Except as set forth in the Disclosure Statement, there are no, and during the last three years there have not been, any disputes or controversies of which Seller or KCI has received notice involving, in the aggregate, more than $25,000 between Seller or KCI with respect to the Medical Services Business, on the one hand, and any customer, supplier or other person, on the other hand, regarding the quality, merchantability or safety of, or involving a claim of breach of warranty which has not been fully resolved with respect to, or defect in, any product purchased, rented or leased by Seller.

     4.15 Taxes. Except as described in the Disclosure Statement: (a) all federal, state, local and foreign tax returns and tax, duty and value added statements and reports (or extensions relating thereto) required to be filed by Seller, KCI or any affiliate of Seller or KCI, including, without limitation, those relating to or affecting the Assets or the Medical Services Business, have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all such returns, statements, and reports were true and correct when filed; (b) all federal, state, local and foreign income, duties, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, value added and other taxes (including interest and penalties) due from Seller or KCI with respect to the Medical Services Business including, without limitation, those relating to the Assets, have been fully and timely paid, except for such taxes as are being contested in good faith; and those not yet due and payable have been provided for in accordance with GAAP on the February Statement or on the books and records of Seller; and (c) there are no material levies, liens, or other encumbrances existing, pending or, to the knowledge of Seller or KCI, threatened with respect to any of the Assets relating to any taxes described in (b) above.

     4.16 Employee Matters.

          (a) Except as described in the Disclosure Statement: (i) none of the employees of Seller involved in the Medical Services Business are, or during the last three years have been, represented by any union or other bargaining representative and no application or petition for certification of a collective bargaining agent is pending; (ii) to the knowledge of Seller, during the last three years, no union has attempted to organize any group of such employees and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining; (iii) there are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between Seller and any such employees; and (iv) to the knowledge of Seller or KCI, no such agreement, action, proceeding or occurrence is threatened or contemplated by any person.

          (b) The Disclosure Statement describes each employment, severance, change of control, consulting, commission, agency and representative agreement or arrangement to which Seller or KCI with respect to the Medical Services Business is a party or is otherwise bound including, without limitation, all agreements and commitments relating to wages, hours, severance, retirement benefits or annuities, or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount).

          (c) Except as set forth in the Disclosure Statement, neither Seller nor KCI maintains or contributes to any employee pension benefit plan ('Pension Plan'), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), or any employee welfare benefit plan ('Welfare Plan'), as such term is defined in
     Section 3(1) of ERISA, in either case with respect to any employee or former employee of the Medical Services Business. Each Pension Plan and each Welfare Plan listed in the Disclosure Statement is, has been or will be in all cases prior to the end of the applicable reporting period administered in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the 'Code'). Neither Seller nor any organization which is in a controlled group of organizations which includes Seller under either Section 414(b), (c),
     (m) or (o) of the Code is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

          (d) The Salt Lake City, Utah facility is the only facility of Seller relating to the Medical Services Business that employs sufficient employees to be subject to the WARN Act, and neither that facility nor any of Seller's other facilities are subject to the requirements of any state or local Plant Closing Laws.

     4.17 Environmental Matters.

          (a) Except as described in the Disclosure Statement: (i) Seller is operating the Medical Services Business in material compliance with all applicable Environmental Laws; (ii) to the knowledge of Seller, there are no conditions on, about, beneath or arising from the Real Property which might, under any applicable Environmental Law, (A) give rise to liability of Seller or KCI or the imposition of a statutory lien on the Assets, or
     (B) which would or may require any 'Response,' 'Removal' or 'Remedial Action' (as those terms are defined below) or any other action, including without limitation reporting, monitoring, cleanup or contribution; (iii) neither Seller nor KCI has received any written notification of a release or threat of a release of a 'Hazardous Substance' (as defined below) with respect to the Real Property; and (iv) to the knowledge of Seller or KCI, no Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by Seller or KCI or any third party on, about, or beneath the Real Property in a manner not consistent with applicable Laws.

          (b) Neither Seller nor KCI has received written notice or otherwise has knowledge of: any claim, demand, suit or action, made or threatened by any person against Seller or KCI with respect to the Real Property pursuant to any of the Environmental Laws or relating to any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Real Property; or any written communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Real Property.

          (c) As used in this Agreement: (i) the terms 'Response,' 'Removal' and 'Remedial Action' shall have the meanings ascribed to them in Sections 101(23)-101(25) of CERCLA; and

     (ii) the term 'Hazardous Substances' or 'Hazardous Substance' shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material or polychlorinated biphenyls; (B) defined, designated or listed as a 'Hazardous Substance' pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. SectionSection 1317, 1321 or
     Section 101(14) of CERCLA, 42 U.S.C. Section 9601 (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C. F. R.
     Section 172.101 or (D) defined, designated or listed as a 'Hazardous Waste' under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).

     4.18 Absence of Certain Changes and Events.

          (a) Except as described in the Disclosure Statement, from the date of the February Statement to the date of this Agreement, Seller has conducted the Medical Services Business only in the usual and ordinary course consistent with its current calendar year's practices and there has not been any:

                 (i) material change in the business or operations of the
            Medical Services Business or any damage, destruction or loss to any material asset or property of the Medical Services Business, whether or not covered by insurance;

                 (ii) entry into, amendment, termination or receipt of notice of termination of any Assumed Contract or Assumed Capital Lease or of any other material agreement, document or commitment which is required to be disclosed in the Disclosure Statement or any material transaction affecting the Division or the Assets, whether or not in the ordinary course of business;

                 (iii) sale, assignment, conveyance, lease, or other disposition of any asset or property of Seller with respect to the Medical Services Business (other than sales of inventory and sales, rentals and leases of equipment, in each case in the ordinary course of business) or mortgage, pledge, or imposition of any lien or other encumbrance on any of the Assets;

                 (iv) change in the accounting methods, principles or practices followed by Seller with respect to the Medical Services Business or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve; or

                 (v) agreement, whether or not in writing, to do any of the foregoing.

          (b) Since the date of the February Statement, there has not been any material adverse change in the business, operations, properties, assets, prospects, working capital, or condition (financial or otherwise) of the Medical Services Business or the Assets or any event, condition or contingency that is likely to result in such a material adverse change.

     4.19 Books and Records. The copies of the certificates or articles of incorporation of Seller and KCI and of their bylaws which have been delivered to Buyer are true, complete and correct and are in full force and effect as of the date hereof. The books and records of Seller fairly reflect the assets and liabilities set forth in the February Statement and Seller maintains internal accounting controls which provide reasonable assurance that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (iii) access to assets is permitted only in accordance with management's authorization; (iv) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (v) all intercompany transactions, charges and expenses among or between Seller and/or its affiliates are accurately reflected at fair arms length value in all financial statements. Seller has furnished to Buyer true and complete copies of each agreement, plan and other document required to be disclosed on the Disclosure Statement.

     4.20 Brokers. No person acting on behalf of Seller, KCI or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Alex. Brown & Sons Incorporated, whose fees and expenses shall be paid by Seller and KCI and not by Buyer.

     4.21 Full Disclosure. No representation or warranty of Seller and KCI contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading in any material respect. Except as described in this Agreement or the Disclosure Statement, there is no material fact known to Seller or KCI (other than general economic or industry conditions) which materially adversely affects or, so far as Seller and KCI can reasonably foresee, materially threatens, the assets, business, financial condition or results of operations of the Division or Seller with respect to the Medical Services Business or the ability of Seller or KCI to perform this Agreement.

              SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer, Holdings and MEDIQ, jointly and severally, hereby represent and warrant to Seller and KCI as of the date of this Agreement and of the Closing Date as follows:

     5.1 Organization and Good Standing. (a) Buyer, Holdings and MEDIQ are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Buyer, Holdings and MEDIQ has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound. Each of Buyer, Holdings and MEDIQ is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties requires such qualification, provided, however, that as a newly-formed corporation, Buyer is in the process of applying for qualification as a foreign corporation and has not yet become so qualified in certain of the jurisdictions in which it will be required to be so qualified after the consummation of the transactions contemplated herein.

          (b) MEDIQ owns all of the outstanding capital stock of Holdings, and Holdings owns all of the outstanding capital stock of Buyer and First PRN. Except for the warrant to purchase 2.5% of the capital stock of First PRN granted to Internationale Nederlanden (U.S.) Finance Corporation dated May 29, 1992, no person has any preemptive or other rights with respect to any such equity interests and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) (other than any of the foregoing in favor of lenders to MEDIQ, Holdings, Buyer or First
     PRN) relating to the issuance, conversion, voting, sale or transfer of any such equity interests or obligating Holdings, First PRN or Buyer or any other person to purchase or redeem any such equity interests. Except for First PRN and Buyer, Holdings does not have any equity investment in any corporation, partnership, joint venture, business trust or other entity.

     5.2 Power and Authorization. Buyer, Holdings, First PRN and MEDIQ have the corporate right, power and authority to enter into and perform their respective obligations under this Agreement and under the other agreements and documents (the 'Buyer Transaction Documents') required to be delivered by them prior to or at the Closing. The execution, delivery and performance by Buyer, Holdings and MEDIQ of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. The execution, delivery and performance by First PRN of the promissory note referred to in Section 2.1(b) hereof (in the event Buyer makes the assignment contemplated in Section 12.7 hereof) have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer, Holdings and MEDIQ and, assuming the due execution and delivery by Seller and KCI, constitutes the respective legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall, assuming the due execution and delivery by the other parties thereto, constitute the respective legal, valid and binding obligation of each of Buyer, Holdings, First PRN and MEDIQ that is a party thereto, enforceable against each of them in accordance with its terms.

     5.3 No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with Buyer's, Holdings', First PRN's or MEDIQ's certificate of incorporation or bylaws or any Law binding upon Buyer; or (ii) violate or conflict with, result in a breach or termination of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer, Holdings, First PRN or MEDIQ is a party.

          (b) Except in connection with the MHM Subordination Agreement (as hereinafter defined), no consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer, Holdings, First PRN or MEDIQ in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than pursuant to HSR Act and such as have been obtained or made or with respect to which the requirement therefor has been waived in writing or which the failure to obtain would not have a material adverse affect on Buyer's, Holdings', First PRN's or MEDIQ's ability to consummate the transactions contemplated herein and therein.

          (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, Holdings, First PRN and MEDIQ, threatened that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could have a material adverse effect upon Buyer's, Holdings', First PRN's and MEDIQ's ability to enter into or perform their obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer, Holdings, First PRN and MEDIQ have not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby, except (if any) pursuant to the HSR Act.

     5.4 Brokers. No person acting on behalf of Buyer or any Affiliate of MEDIQ or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Dillon, Read & Co. Inc., whose fees and expenses shall be paid by Buyer, Holdings and MEDIQ and not by Seller or KCI.

     5.5 Financing Commitment. Buyer has delivered to Seller a true and correct copy of a commitment letter from Congress Financial Corporation pursuant to which Congress Financial Corporation has advised Buyer that it is willing, on the terms and subject to the conditions set forth in such commitment letter, to provide up to an aggregate $55,000,000 of credit facilities to Buyer upon the consummation of the transactions contemplated by this Agreement and the Buyer Transaction Documents.

     5.6 MHM Note.

          (a) The promissory note dated August 31, 1993, issued by Mental Health Management, Inc. ('MHM') in favor of MEDIQ, in the original principal amount of $11,500,000 (the 'MHM Note'), a true and correct copy of which has been delivered to Seller, is owned by MEDIQ free and clear of liens, charges and encumbrances, and no payment of principal has been made on the MHM Note.

          (b) The MHM Note is in full force and effect and has not been modified, supplemented, cancelled, renewed, extended, altered or otherwise amended in any respect. There is no default under the MHM Note, and no condition or circumstance exists, which, but for the passage of any applicable cure or grace period, the giving of notice or both, would constitute a default under the MHM Note.

          (c) To the knowledge of Buyer and MEDIQ, MHM is solvent and there are no bankruptcies, liens or executions, voluntary or involuntary, pending or threatened against MHM under the laws of the United States of any state thereof.

          (d) To the knowledge of Buyer and MEDIQ, MHM has no claims against MEDIQ or any defenses or rights of offset against any of the amounts due and owing to MEDIQ under the MHM Note.

          (e) Except for the Subordination and Intercreditor Agreement dated as of September 30, 1993 (the 'MHM Subordination Agreement'), executed by MEDIQ and MHM for the benefit of Maryland National Bank, there are no other agreements, written or oral, which govern, evidence, pertain to, arise out of, or otherwise relate to the indebtedness evidenced by the MHM Note and MHM does not have any right or option to renew the indebtedness evidenced by the MHM Note or to otherwise modify, extend, or alter the MHM Note or the indebtedness evidenced thereby.

     5.7 Full Disclosure.

          (a) All registration statements, reports, proxy statements and other materials (collectively 'SEC Reports') filed by MEDIQ or First PRN (collectively the 'MEDIQ Group'), with the Securities and Exchange Commission ('SEC') since January 1, 1993 complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the '1934 Act'), and the applicable rules and regulations of the SEC promulgated thereunder and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein when necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since January 1, 1993, each member of the MEDIQ Group has made all filings with the SEC which it is required to make and has not received any requests from the SEC to file any amendment or supplement to any of the reports described in the preceding sentence. To the knowledge of MEDIQ, neither it nor any member of the MEDIQ Group or any of the officers or directors of any member of the MEDIQ Group have been since January of 1989, or currently are the subject of any investigation or proceeding by any state or federal securities agency or any self regulatory authority, have been made subject to any stop order or similar restriction in the offer or sale of securities, been enjoined from any activities relating to the offer or sale of securities, or had entered against it or him a judgment involving fraud or misrepresentation with respect to any transaction involving a security.

          (b) No representation or warranty of Buyer, Holdings or MEDIQ contained in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading in any material respect. Except as described in this Agreement or the Schedules relating to Buyer, Holdings and MEDIQ hereto, there is no material fact known to Buyer, Holdings and MEDIQ (other than general economic or industry conditions) which materially adversely affects or, so far as Buyer, Holdings and MEDIQ can reasonably foresee, materially threatens, the assets, business, financial condition or results of operations of the MEDIQ Group or the ability of Buyer to perform this Agreement or any of the Buyer Transaction Documents.

              SECTION 6. OBLIGATIONS OF THE PARTIES UNTIL CLOSING.

     6.1 Conduct of Medical Services Business Pending Closing. Except as expressly provided herein, between the date hereof and the Closing Date, without the prior written consent of Buyer, Seller shall:

          (a) maintain Seller's and KCI's corporate existence, pay and discharge all debts, liabilities and obligations as they become due except where Seller or KCI, in good faith, disputes such debts, liabilities and other obligations and operate the Medical Services Business solely in the ordinary course in a manner consistent with its current calendar year's practices and the provisions of this Agreement and in compliance with all applicable Laws, government licenses, permits, consents, authorizations, contracts and agreements (including, without limitation, those identified in the Disclosure Statement);

          (b) maintain the Assets, in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

          (c) maintain Seller's and KCI's books and records relating to the Medical Services Business in accordance with past practice, and use all reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders relating to the Medical Services Business (including all such relating to workers' compensation, business interruption, property, and products liability);

          (d) use all reasonable efforts to preserve intact their present business organization relating to the Medical Services Business and maintain their relations and goodwill with the suppliers, customers, employees and others having a business relationship relating to the Medical Services Business with them.

     6.2 Negative Covenants. Except as expressly provided herein, between the date hereof and the Closing, without the prior written consent of Buyer, Seller shall not:

          (a) fail to pay or discharge when due any liability or obligation of Seller relating to the Medical Services Business or which is secured, in whole or in part, by any of the Assets including, without limitation, any such included in the Assumed Liabilities except where Seller, in good faith, contests such liability or obligation (it being understood that, notwithstanding Section 2.2, Buyer shall not be required to assume any liability being so contested);

          (b) amend or terminate any Assumed Capital Lease or Assumed Contract;

          (c) directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, accept or consider any proposal of any other person relating to the acquisition of the Medical Services Business or the Assets, in whole or in part, except in the ordinary course of business;

          (d) take any action or permit to occur any event which would breach any covenant of Seller contained herein or cause any representation or warranty of Seller contained herein to be untrue if made immediately after such event; or

          (e) permit any of the furniture or equipment identified in Section 1.1(a)(iv) or Section 1.1(a)(vi) hereof to be moved out of Seller's Salt Lake City, Utah office.

     6.3 Access to Information; Confidentiality.

          (a) Prior to the Closing, KCI shall cause Seller to, and Seller shall, give Buyer and its authorized representatives complete access to all of Seller's and KCI's personnel, books, records, plants, offices and other facilities and properties relating to the Medical Services Business and the Assets and permit Buyer to make such inspections thereof as Buyer may reasonably request, and cause their officers, employees and advisors to furnish Buyer with such financial, operating and other information regarding the Medical Services Business and agreements, commitments, liabilities, personnel and properties relating to the Medical Services Business as Buyer may reasonably request; provided, however, Buyer's access to personnel of Seller and KCI before the Closing shall be subject to the consent (not to be unreasonably withheld) of the President of the Division, and Seller shall not be required to deliver any customer list to Buyer (as opposed to Buyer's Auditors) until the Closing shall have occurred. Buyer acknowledges that the information which may be made available to it is proprietary and includes confidential information. The parties will remain subject to that certain confidentiality letter agreement dated November 12, 1993 by and between Seller and MEDIQ (the 'Confidentiality Agreement').

          (b) Until Closing, Seller shall provide Buyer, within 15 days after the beginning of each month, with (i) a statement of revenues by segment of the Division as of and for the month then ended and (ii) a Statement of the Assets and Assumed Liabilities set forth in Section 2.2(a) as of the end of such month, all of which shall be prepared in accordance with GAAP on a basis consistent with the preparation of the February Statement, and certified as such by the chief financial officer of the Division.

     6.4 Best Efforts. Prior to the Closing, each party hereto shall use best efforts to cause to occur the transactions contemplated hereby and by the Transaction Documents and to cause all conditions to the performance of the parties hereto that are within its control to be satisfied. No party shall take any action to cause any such covenant, agreement, transaction or condition not to occur, be satisfied or be performed, as the case may be.

     6.5 Consents. Buyer, MEDIQ, Seller and KCI shall fully comply with the requirements of the HSR Act and the documents filed by Buyer, MEDIQ, Seller and KCI, respectively, pursuant to the HSR Act shall adequately respond to its requirements. Prior to the Closing, all parties hereto shall use all reasonable efforts to obtain (and cooperate with the other parties hereto in obtaining) all consents, permits, authorizations, approvals of, and exemptions by, any regulatory authority or third party (including, without limitation, lenders and lessors) necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, pursuant to the HSR Act, provided that Buyer shall have sole responsibility for complying with all notice and other requirements of the WARN Act and the Plant Closing Laws in connection with the transactions contemplated hereby. In connection with obtaining consents to the assignment of leases of the Real Property, Seller shall obtain the acknowledgement of the lessors with respect to the amount of security deposits relating to such leases and the fact that the security deposits will be payable to Buyer following such assignment subject to the terms of the applicable leases. Seller shall use all reasonable efforts to negotiate the termination of the Highline Agreement in consideration of payment by Seller of the Highline Buy-Out Amount.

     6.6 Delivery of Additional Information. Seller shall deliver to Buyer promptly after the date hereof a list setting forth the following information for each officer and employee of Seller involved in the Medical Services Business and for each consultant and independent contractor regularly retained (including each such person on leave or layoff status): employee name and job title; current annual rate of compensation (identifying bonuses, car allowances and other fringe benefits separately), and the amount of severance compensation to which such person is entitled, if any, upon termination of employment pursuant to applicable Law, contractual obligation, policy or otherwise, and any change in compensation since the date of the February Statement and service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans.

     6.7 Use of Business Name. After the Closing, neither MEDIQ nor any MEDIQ Affiliate shall, directly or indirectly, use or do business, or assist any third party in using or doing business, under the Names except that Buyer will have 90 days after the Closing in which to remove any labels or other insignia containing any of the Names from the Assets.

               SECTION 7. CERTAIN CONDITIONS PRECEDENT TO BUYER'S
                            AND MEDIQ'S OBLIGATIONS.

     The obligation of Buyer to consummate the acquisition of the Assets is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

     7.1 Representations and Warranties. The representations and warranties of Seller and KCI set forth in this Agreement, as of the date of this Agreement and as of the time of Closing, shall not contain inaccuracies, misrepresentations, or breaches which, in the aggregate, would have a material adverse effect on the Assets, the Medical Services Business, the consummation of the transactions contemplated hereby or Seller's ability to perform its obligations hereunder. For purposes of this Section 7.1 and Section 7.4 below, the phrase 'material adverse effect' as it relates to the Assets or the Medical Services Business shall mean an effect which is likely to result in damages or liabilities in excess of $5 million, determined without reference to (i) the Basket described in Section 11.5, (ii) the fact that the representation or warranty in question does not survive the Closing or cannot constitute the basis of a claim for indemnification under Section 11.1, and (iii) any post-Closing adjustments to the Consideration made pursuant to Section 3.2.

     7.2 Assets of Seller. As of the Closing Date: (i) the amount of the disposable medical care products inventory of Seller with respect to the Medical Services Business, determined consistently with the February Statement, shall not be less than $1.75 million; and (ii) the amount of all of the other Assets in the aggregate, determined consistently with such value on the February Statement, plus an amount equal to depreciation expenses of the Assets for the period from February 28, 1994 to and including the Closing Date, shall not be less than the amount of all of such other Assets in the aggregate as set forth on the February Statement minus $4.2 million.

     7.3 Performance of Covenants. Seller and KCI shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     7.4 Approvals. The waiting period under the HSR Act shall have expired or been terminated. The consent or approval of (i) all persons not within the control of Buyer, MEDIQ or Holdings necessary (by reason of any agreement or requirement of law applicable to Seller or KCI) for the consummation of the transactions contemplated hereby (including, without limitation, consent or approval of lenders and lessors to Seller and KCI), (ii) all parties to each of the leases identified on Schedule 1.1.3 hereto whose consent is necessary for the assignment to Buyer of each such lease as contemplated herein and (iii) the lessor under the lease of Seller's facility in Salt Lake City with respect to the assignment or sublease to Buyer of such lease as contemplated herein, except where the failure to obtain such consent (other than the consent or approval of a lender and the consents and approvals referred to in the foregoing clauses
(ii) and (iii)) would not have a material adverse effect on the Assets or the Medical Services Business, and no such consent or approval (A) shall have been conditioned upon the modification, cancellation or termination of any lease, commitment, agreement or right of Seller included in the Assets or (B) shall impose on the Buyer any condition, provision or requirement not presently imposed upon Seller and which is not described in the Disclosure Statement, or any condition that is not described in the Disclosure Statement that would be more restrictive after the Closing on Buyer than the conditions presently imposed on Seller.

     7.5 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation, shall have been brought or threatened by any person (other than Buyer or any of its affiliates) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

     7.6 Escrow Agreement. Seller shall have executed and delivered the Escrow Agreement.

     7.7 Opinion of Counsel. Buyer shall have received the opinion of Cox & Smith Incorporated, counsel for Seller and KCI, dated as of the Closing Date, substantially in the form of Exhibit IV hereto, it being understood that paragraph 4 of such opinion may be stated to be subject to exceptions the existence of which do not constitute a failure to satisfy any of the conditions precedent stated in this Section 7.

     7.8 Agreements with Congress. Seller and KCI shall have (a) executed and delivered an intercreditor and subordination agreement (the 'Congress Intercreditor Agreement') with Congress Financial Corporation containing the provisions described in paragraph 12(d)(ii)(X) and (Y) of the commitment letter mentioned in Section 5.5 and otherwise on terms satisfactory to Seller, and (b) executed a consent, on terms satisfactory to Seller, to the assignment by Buyer, MEDIQ and First PRN to Congress Financial Corporation of all indemnification rights and remedies and claims for damages or other relief under this Agreement and the Seller Transaction Documents, such assignment to be subject to any restrictions and limitations contained in this Agreement and the Seller Transaction Documents on such rights, remedies and claims.

     7.9 MHM Subordination Agreement. Seller and KCI shall have executed and delivered a subordination agreement with respect to the MHM Note in favor of NationsBank, N.A. (successor to Maryland National Bank) on the same terms as the MHM Subordination Agreement.

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

        SECTION 8. CERTAIN CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

     The obligation of Seller to consummate the sale of the Assets is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived by Seller in its sole discretion:

     8.1 Representations and Warranties. The representations and warranties of Buyer, Holdings and MEDIQ set forth in this Agreement, as of the date of this Agreement and as of the time of Closing, shall not contain inaccuracies, misrepresentations, or breaches which, in the aggregate, would have a material adverse effect on the consummation of the transactions contemplated herein or Buyer's, Holdings' or MEDIQ's ability to perform their obligations hereunder.

     8.2 Post-Closing Liability. Under the facts and circumstances as they exist at the Closing Date, it shall not be reasonably likely that KCI and Seller will have liability to Buyer under Section 11.1(a) of this Agreement in excess of $5 million in the aggregate, determined with reference to the Basket described in
Section 11.5 but without reference to any post-Closing adjustment to the Consideration made pursuant to Section 3.2.

     8.3 Performance of Covenants. Each of Buyer, Holdings and MEDIQ shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     8.4 Approvals. The waiting period under the HSR Act shall have expired or been terminated. The consent or approval of (i) all persons not within the control of KCI or Seller necessary (by reason of any agreement or requirement of law applicable to MEDIQ or any Affiliate of MEDIQ) for the consummation of the transactions contemplated hereby (including, without limitation, consent or approval of lenders of MEDIQ or any Affiliate of MEDIQ) and (ii) all third parties who are parties to any of the leases identified on Schedule 1.1.3 hereto whose consent is necessary for the assignment to Buyer of each such lease as contemplated herein shall have been obtained, except where the failure to obtain such consent would not have a material adverse effect on the Buyer's, Holdings' and MEDIQ's ability to consummate the transactions contemplated herein.

     8.5 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any person (other than Seller, KCI or any Seller Affiliate) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

     8.6 Marketing Agreement. Holdings, its subsidiaries and MEDIQ shall have entered into a Marketing Agreement substantially in the form of Exhibit V hereto (the 'Marketing Agreement').

     8.7 Escrow Agreement. Buyer and MEDIQ shall have executed and delivered the Escrow Agreement.

     8.8 Opinion of Counsel. Seller and KCI shall have received an opinion of Drinker Biddle & Reath, counsel for Buyer, dated as of the Closing, substantially in the form of Exhibit VI hereto, it being understood that (i) any opinion concerning the absence of conflict with the financing pursuant to the commitment described in Section 5.5 hereof and with the Indenture dated as of June 6, 1992, between First PRN and United Jersey Bank, as trustee, may be given by other counsel reasonably satisfactory to Seller, and (ii) paragraph 4 of such opinion may be stated to be subject to exceptions the existence of which do not constitute a failure to satisfy any of the conditions precedent stated in this
Section 8.

     8.9 Negative Covenants Agreement.

          (a) Holdings, Buyer and MEDIQ shall have entered into a negative covenants agreement (the 'Negative Covenants Agreement') substantially in the form of Exhibit VII hereto.

          (b) The Services Agreement, the Tax Sharing Agreement, the Insurance Agreement and the Reimbursement Agreement referred to in the Negative Covenants Agreement shall have been executed and delivered by MEDIQ, Buyer, Leasing and Hold-ings; Seller shall have received copies of such agreements; and such agreements shall be in substantially the form of the corresponding agreements between MEDIQ and First PRN, copies of which have been previously delivered to Seller, except that payments under the Services Agreement shall be limited to $50,000 per year.

     8.10 Collateral Transfer. MEDIQ shall have executed and delivered to Seller a Collateral Transfer of Note (Security Agreement) (the 'Collateral Transfer') substantially in the form attached hereto as Exhibit XI, and shall have endorsed and delivered the MHM Note to Seller; and MHM shall have executed and delivered to Seller an estoppel certificate (the 'Estoppel Certificate') in a form reasonably satisfactory to Seller.

     8.11 MEDIQ Guaranty. MEDIQ and Holdings shall have entered into a guaranty agreement (the 'Guaranty Agreement') substantially in the form of Exhibit VIII hereto.

     8.12 Highline Agreement. Highline Financial Services, Inc. and Seller shall have agreed to terminate the Highline Agreement.

                              SECTION 9. CLOSING.

     9.1 Time and Place of Closing; Effective Time of Closing. The closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the 'Closing') pursuant to this Agreement shall take place on the later of: (a) the second Friday following termination or expiration of the waiting period under the HSR Act, or (b) September 30, 1994, at the offices of Drinker Biddle & Reath, Broad and Chestnut Streets, Philadelphia, Pennsylvania commencing at 10:00 A.M., local time or at such other date, time or place as may be agreed to by Buyer and Seller (the 'Closing Date'). Subject to Section 11, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any person of any obligation hereunder. Notwithstanding the actual time at which the Closing occurs on the Closing Date, the Closing shall be deemed effective (i) solely for purposes of determining the time on the Closing Date at which title to each of the Assets passes from Seller to Buyer, at 11:59 p.m., local time in the jurisdiction in which such Asset is then located, on the Closing Date, and (ii) for all other purposes hereunder, at 11:59 p.m., Eastern Time, on the Closing Date.

     9.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

          (a) Seller and KCI shall deliver or cause to be delivered to Buyer and MEDIQ the following:

             (i) one or more general warranty bills of sale and general assignment agreements duly executed by Seller, substantially in the form of Exhibit IX hereto (the 'Bill of Sale'), conveying title of all of the Assets (other than Real Property) to Buyer (or Buyer's permitted assignee pursuant to Section 12.7), free and clear of any liability, obligation, restriction, mortgage, lien, security interest, or other charge, claim or encumbrance not included in the Assumed Liabilities;

             (ii) specific assignment of the Assumed Contracts and the Assumed Capital Leases included in the Assets, together with all requisite consents of third parties which are parties to any of the foregoing;

             (iii) such other instruments of transfer and assignment as may be necessary or appropriate to vest in Buyer (or Buyer's permitted assignee pursuant to Section 12.7) good title to the Assets (including, without limitation, title certificates for the motor vehicles described in
        Schedule 1.1.5, duly endorsed for transfer);

             (iv) a certificate, dated the Closing Date, to the effect set forth in Sections 7.1, 7.2, 7.3 and 7.4 (with respect to Seller and KCI);

             (v) the Marketing Agreement, duly executed by Seller;

             (vi) the Escrow Agreement, duly executed by Seller;

             (vii) the Negative Covenants Agreement, duly executed by Seller;

             (viii) the subordination agreement mentioned in Section 7.9;

             (ix) duly executed releases or terminations of financing statements, or other evidence reasonably satisfactory to Buyer's lenders that all liens on and security interests in the Assets have been released and terminated;

             (x) copies of the certificate or articles of incorporation and bylaws of Seller and KCI, or the corresponding charter documents, and all amendments thereof to date, certified as of a recent date by the Secretary of State or corresponding certifying authority of its jurisdiction of organization and by the Secretary or an Assistant Secretary of Seller and KCI;

             (xi) a certificate of good standing of a recent date for Seller, certified by the Secretary of State or corresponding certifying authority of Seller's jurisdiction of organization;

             (xii) copies of the resolutions of the boards of directors of Seller and KCI and, if necessary, stockholders of Seller and KCI authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the Secretary or an Assistant Secretary of Seller; and

             (xiii) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

          (b) Buyer, Holdings and MEDIQ shall deliver, or shall cause to be delivered, to Seller and KCI the items described below:

             (i) the Closing Payment and the Notes;

             (ii) the Guaranty Agreement, duly executed by MEDIQ and Holdings;

             (iii) one or more Assumption of Liabilities Agreements, duly executed by Buyer (or Buyer's permitted assignee pursuant to Section 12.7), substantially in the form of Exhibit X hereto, pursuant to which Buyer shall assume the Assumed Liabilities;

             (iv) a certified check or official bank check in next day funds payable to Seller in the aggregate amount of $23,135.68 in respect of the security deposits made by Seller under the leases of Real Property (or such lesser amount as is equal to the aggregate amount of security deposits under leases of Real Property included in the Assets if fewer than all leases of real property set forth in the Disclosure Statement are included in the Assets).

             (v) a certificate of Buyer, dated the Closing Date, to the effect set forth in Sections 8.1, 8.3 and 8.4;

             (vi) the Marketing Agreement, duly executed by Holdings, its subsidiaries and MEDIQ;

             (vii) the Escrow Agreement, duly executed by Buyer and MEDIQ and accompanied by the delivery by Buyer to Escrow Agent of the Escrow Payment;

             (viii) the Negative Covenants Agreement, duly executed by MEDIQ, Holdings and Buyer;

             (ix) the Collateral Transfer, duly executed by MEDIQ, and the MHM Note, duly endorsed by MEDIQ, and the Estoppel Certificate, duly executed by MHM;

             (x) a copy of Buyer's, Holdings' and MEDIQ's certificates of incorporation and bylaws and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware and by the Secretary or an Assistant Secretary of Buyer, Holdings and MEDIQ, and accompanied by a certificate of good standing as of a recent date for Buyer, Holdings and MEDIQ, certified by the Secretary of State of Delaware;

             (xi) a copy of the resolutions of the board of directors of Buyer, Holdings and MEDIQ authorizing the execution, delivery and performance by Buyer, Holdings and MEDIQ of this Agreement and the other agreements and instruments referred to herein to which such entity is a party, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer, Holdings and MEDIQ; and

             (xii) such other documents and instruments as Seller may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

     9.3 Noncompetition; Confidential Information.

          (a) For a period of five (5) years from and after the Closing Date, unless expressly consented to in writing by Buyer, neither Seller, KCI nor any Seller Affiliate shall, directly or indirectly: (i) engage, anywhere in the United States of America, in the rental of a portfolio of standard-of-care medical products manufactured by third parties (examples of which include but are not limited to the products identified on Schedule 1.1.1); or (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in any such activities or so engaged; provided, however, that nothing herein shall prohibit Seller, KCI and/or any Seller Affiliate from (A) owning, as passive investors, in the aggregate not more than 5.0% of the outstanding publicly traded stock of any corporation so engaged or (B) engaging in the KCITS Business or (C) engaging in the manufacture, sale, lease, rental, distribution or marketing of any medical product or equipment (including, without limitation, the PlexiPulse and any other product or product-line acquired or developed by Seller, KCI or a Seller Affiliate) (1) that Seller, KCI or a Seller Affiliate manufactures, (2) with respect to which Seller, KCI or a Seller Affiliate owns proprietary rights (including, without limitation, through development of such product or equipment), or
     (3) for which KCI, Seller or a Seller Affiliate has distribution rights (but nothing in this clause (C)(3) shall permit KCI, Seller or any Seller Affiliate to obtain distribution rights for a series of products manufactured by third parties such that Seller and/or its Affiliates are engaged in the rental of a portfolio of standard-of-care products), or (D) engaging in the business conducted by KCI Financial Services, Inc. a wholly-owned subsidiary of KCI, on the date hereof, including, without limitation, the leasing and 'rent-to-own' types of financing. The duration of Seller's and KCI's covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Seller or KCI is in violation of the provisions hereof.

          (b) For a period of five (5) years from and after the Closing Date, neither Seller, KCI nor any Seller Affiliate shall, directly or indirectly use in furtherance of any of their business affairs or otherwise and to the detriment of Buyer with respect to the Medical Services Business, or disclose to any third party except as required by Law, any trade secret, customer list, supplier list, financial data, pricing or marketing policy or plan or any other proprietary or confidential information relating exclusively to the Medical Services Business or any of its products or services so long as the same is not publicly known (other than by the act of Seller, KCI or any Seller Affiliate).

          (c) For the purposes of this Agreement, an 'Affiliate' of a person means: (i) any corporation, limited liability company, partnership or other entity of which such person owns or otherwise possesses the power to direct the vote, directly or indirectly, of an amount of voting securities sufficient to elect a majority of the board of directors of such corporation, and (ii) any other person or entity controlled by such person. For the purposes of this definition of 'Affiliate,' 'control' means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that, any person or entity of which a person owns beneficially or of record, either directly or through one or more intermediaries, more than 20% of the ownership interests, shall be conclusively presumed to be an 'Affiliate' of such person. A 'Seller Affiliate' is an Affiliate of Seller or KCI.

          (d) If any party hereto learns of any breach or potential breach of
     Section 9.3, such party shall immediately notify the other party hereto of such event, specifying the basis therefor in reasonable detail. Buyer may, in its sole discretion, afford Seller and KCI an opportunity to remedy or otherwise cure such breach or potential breach before seeking legal redress, provided that Seller and KCI are actively seeking to cure or remedy such breach or potential breach; but such opportunity to remedy shall be without prejudice to the right of Buyer to seek and obtain injunctive or other relief.

          (e) Seller and KCI acknowledge that damages alone shall not be an adequate remedy for any breach by Seller, KCI or any Seller Affiliate of Seller's covenants contained in this Agreement and accordingly expressly agree that, in addition to any other remedies which Buyer may have, Buyer shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Seller, KCI and/or any Seller Affiliate.

          (f) Seller and KCI acknowledge and agree that the covenants contained in this Section 9.3 are fair and reasonable in light of the consideration paid hereunder and in order to protect Buyer's investment through its acquisition of the Assets in the Medical Services Business, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Section shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Seller and KCI shall negotiate in good faith to provide Buyer with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity. The parties acknowledge and agree that the amount of Buyer's damages for any breach by Seller and KCI of the provisions of this
     Section 9.3 shall be determined without reference to, and irrespective of, the allocation of the Consideration pursuant to Section 2.4.

     9.4 Provisions Relating to Employees.

          (a) Except as set forth in Sections 2.2(d) and 3.3, Seller and KCI shall be solely responsible for any severance pay, accrued salary, pension benefit, unemployment compensation, vacation pay and any other obligations to present or former employees created or owing as a consequence of the termination or prior employment (whether by agreement, policy or by Law) of any employees of Seller involved in the Medical Services Business. Seller and KCI shall be solely responsible for preparing and filing for all their Pension Plans and Welfare Plans all Forms 5500 (Annual Return/Report of Employee Benefit Plan) and all other reports and filings required with respect thereto. Seller and KCI shall remain solely responsible for any and all violations of the Code and/or ERISA with respect to Seller's and KCI's Pension Plans and Welfare Plans (including the reporting and disclosure requirements and the fiduciary standards), and shall be solely responsible for all continuation coverage requirements of the Code and ERISA with respect to all such plans and for all such continuation coverage requirements as a result of the sale of Assets to Buyer or any termination of Seller's employees following the sale of Assets.

          (b) Buyer shall have the right (but not the obligation) in its sole discretion to offer to employ employees of Seller who are employed in the Medical Services Business on the last business day prior to the Closing Date, on terms and conditions determined solely by Buyer; provided that Buyer shall not have any obligation to continue the employment of any such person hired by Buyer or to provide any benefits or pay any salaries comparable to those provided by Seller.

          (c) Except as set forth in Section 2.2(d) or Section 3.3, Buyer is not assuming, nor shall Buyer be responsible for any liability or obligation whatsoever to any present or former employee of Seller, or any liability or obligation under any Employee Benefit Plan with respect to any present or former employee of Seller whether or not such present or former employee is hired by Buyer pursuant to Section 9.4(b).

          (d) Notwithstanding any other provision of this Agreement, if the Closing occurs, Buyer and MEDIQ shall be responsible for any and all liabilities, obligations, commitments, costs and expenses, including reasonable fees and disbursements of attorneys and other advisors, incurred in respect of any Transferred Employee relating to or arising in connection with any and all claims made after the Closing Date for workers compensation benefits arising in connection with any occupational injury or disease occurring after the Closing Date.

     9.5 Transitional Activities. From and after the Closing, Seller promptly shall forward or refer to Buyer any orders, inquiries and requests received by any of them for the sale, lease or rental of, or with respect to, the Assets sold to Buyer hereunder, and shall take all other actions reasonably requested by Buyer to assist in the prompt and orderly transition of the Medical Services Business to Buyer.

     9.6 Delivery of Financials. Within 40 days after the Closing, Seller and KCI shall provide with respect to the Division: audited statements of assets being purchased and liabilities being assumed for the years ended December 31, 1991, December 31, 1992 and December 31, 1993 and audited statements of income and cash flows for the years ended December 31, 1991, 1992 and 1993 (together with the original report thereon and required consents related thereto of Seller's Auditors) and all interim financial statements, in each case to the extent required for compliance by Buyer and Buyer's Affiliates with the requirements of Rule 13a-11 of the SEC issued pursuant to the Securities Exchange Act of 1934, as amended, and Rule 3-05 of Regulation S-X of the SEC. The expense of such audit shall be borne equally by Seller and Buyer. In addition, Seller shall reasonably cooperate and cause Seller's Auditors to reasonably cooperate with Buyer and Buyer's Auditors in the preparation of any other financial statements or schedules required to enable Buyer and Buyer's affiliates to comply with applicable federal and state securities laws and regulations.

     9.7 Bug-Out Procedures. During the period described in Schedule 9.7 hereto, Buyer and Seller shall carry out the procedures described in Schedule 9.7 hereto relating to the verification of the existence, location and status (i.e., whether or not ready for patient use, whether or not under repair and whether or not currently rented) of all of the equipment constituting Assets and confirming the transfer of such Assets to Buyer.

     9.8 Employee Health Insurance. From and after the effective time of Closing, all employees of Seller who are employed by Buyer as of the Closing shall cease to participate in any health insurance plans maintained by Seller or KCI or any Seller Affiliate and shall, at the employee's election, commence participation, on a basis whereby all waiting period and pre-existing condition requirements shall have been waived or shall otherwise be inapplicable to such employees (and covered dependents), in health insurance plans maintained by Buyer or an Affiliate of Buyer. Any such health insurance plan maintained by Buyer or an Affiliate of Buyer shall only cover (to the extent provided in such plan) claims relating to health care services rendered after the Closing Date. The health insurance plans maintained by Seller, KCI or a Seller Affiliate shall cover (to the extent provided in such plans) all claims relating to health care services rendered to such employees (and covered dependents) on or prior to the Closing Date.

     9.9 Customer Pricing. From and after Closing, Buyer shall, with respect to all customer contracts of Seller relating to the Medical Services Business that do not constitute Assumed Contracts, honor each pricing arrangement between Seller and a customer of Seller under each such contract during the period beginning on the Closing Date and ending on the earlier to occur of (i) the date 90 days after the Closing and (ii) the date on which such pricing arrangement (or the customer contract to which it relates), by its terms, expires.

     9.10 Computer Software Support. In connection with obtaining consents of third parties to the assignment to Buyer of Assumed Contracts that provide for the provision by Seller or a Seller Affiliate of M.E.M.S. or C.A.P.S. or maintenance with respect thereto (collectively, 'Computer Support'), Seller shall propose to the other parties to such contracts alternate arrangements mutually satisfactory to, and approved by, Seller and Buyer, with respect to the provision of such software or services from and after Closing. Notwithstanding anything to the contrary set forth herein, to the extent the third parties to any such Assumed Contracts included in the Assets do not accept any such proposed alternate arrangements, KCI and Seller shall, from and after Closing, remain liable for performance of the portions of such Assumed Contracts pertaining to Computer Support and the obligations of Seller or a Seller Affiliate under such Assumed Contracts with respect to Computer Support shall constitute Excluded Liabilities hereunder.

     9.11 Intercreditor and Subordination Agreements. (a) If Buyer refinances its indebtedness to Congress Financial Corporation incurred pursuant to the commitment letter described in Section 5.5, KCI and Seller will execute and deliver an intercreditor and subordination agreement with the new lender on terms substantially the same as those of the Congress Intercreditor Agreement.

          (b) If MHM refinances its indebtedness to NationsBank, N.A., KCI and Seller will execute and deliver a subordination agreement with the new lender on terms substantially the same as those of the MHM Subordination Agreement.

          (c) Subsections (a) and (b) shall apply to successive refinancings of the indebtedness described therein.

          (d) Notwithstanding the foregoing, Seller and KCI shall not be required to subordinate to an amount greater than the outstanding amount of the Term Loan plus up to $15,000,000 of the revolving credit to which the Congress Intercreditor Agreement applies or to more than the outstanding amount to which the MHM Subordination Agreement applies.

          (e) Notwithstanding the foregoing, Seller and KCI shall not be required to subordinate to any refinancing of the indebtedness mentioned in subsection (a) if either Note in the form of Exhibit IA or IC is outstanding or if the refinanced indebtedness requires cash payments of principal and interest in any fiscal year during which the Notes in the form of Exhibit 1B are scheduled to be outstanding in an aggregate amount greater than the scheduled principal and interest payments for such fiscal year on the term loan portion of the indebtedness mentioned in subsection
     (a).

                    SECTION 10. TERMINATION AND ABANDONMENT

     10.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

          (a) by Buyer and MEDIQ if the conditions precedent to their obligations set forth in Section 7 have not been fulfilled on or prior to December 2, 1994;

          (b) by Seller and KCI if the conditions precedent to their obligations as set forth in Section 8 have not been fulfilled on or prior to December 2, 1994; or

          (c) by mutual consent of Buyer and Seller;

     10.2 Procedure for Termination. A party terminating this Agreement pursuant to Section 10.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party. Seller, KCI, Buyer and MEDIQ and their respective directors, and officers shall not have any liability to the other for costs, expenses, loss of anticipated profits or otherwise if the transactions contemplated by this Agreement are abandoned pursuant to Section 10.1 above. Nothing in the preceding sentence relieves any party from liability on account of its failure to complete the Closing in breach of its obligation to do so.

                          SECTION 11. INDEMNIFICATION.

     11.1 Indemnification by Seller and KCI. Subject to Section 11.5, Seller and KCI shall jointly and severally indemnify and hold Buyer and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements, net of any recoveries under insurance policies, indemnities or recoveries from third parties or tax benefits to Buyer resulting from such damage (collectively, 'Damages'), which Buyer or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Seller made in Sections 4.2, 4.3, 4.6, 4.7, 4.8(a), 4.12, 4.14, 4.15, 4.16(c), 4.16(d), 4.17 or 4.20 of this Agreement; (b)
any breach or nonfulfillment of Section 9.3 of this Agreement or any other covenant of Seller or KCI contained in this Agreement or any Seller Transaction Documents to be performed at or after Closing; (c) any Excluded Liability; (d) any liability or obligation incurred by Buyer as a result of the failure of Seller and/or Buyer to comply with applicable bulk sales or bulk transfer laws;
(e) any customer credit or discount relating to any billing error of Seller or KCI with respect to any period ending on or before the Closing Date (provided, in the case of clause (e), that Buyer shall have referred the customer to Seller for resolution of the claimed credit or discount and Seller shall not, within 90 days of such referral, have certified to Buyer in writing (and provided supporting documentation) that such claimed customer credit or discount does not arise from any billing error); and (f) Assumed Liabilities described in Section 2.2(e) other than the first $20,000 of such Assumed Liabilities.

     11.2 Indemnification by Buyer and MEDIQ. Subject to Section 11.5, Buyer, Holdings and MEDIQ shall jointly and severally indemnify and hold Seller, KCI and Seller's and KCI's officers, directors and shareholders harmless against and in respect of any and all Damages which Seller, KCI or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in Sections 5.2, 5.3, 5.4 and 5.7(a) of this Agreement; (b) any inaccuracy in or breach of any representation or warranty of Buyer made in
Section 5.6 of this Agreement or any breach or nonfulfillment of any covenant or obligation of Buyer, Holdings or MEDIQ contained in this Agreement or any Buyer Transaction Document to be performed at or after Closing; (c) the Assumed Liabilities (other than Assumed Liabilities described in Section 11.1(f) above); and (d) any and all liabilities and obligations of Buyer related to the Medical Services Business first arising after the Closing Date, including, without limitation, liabilities and obligations which first arise after the Closing Date with respect to Transferred Employees.

     11.3 Inter-Party Claims. Any party seeking indemnification pursuant to this Section (an 'Indemnified Party') shall notify the other party or parties from whom such indemnification is sought (an 'Indemnifying Party') of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim.

     11.4 Third Party Claims.

          (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 11.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) days after the receipt of any such notice, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 11.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

          (b) The election by the Indemnifying Party, pursuant to Section 11.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

     11.5 Limitations and Requirements. No party hereto shall have any obligation to indemnify any other party hereto or any other person against Damages pursuant to Section 11.1(a) (in the case of Seller and KCI) or Section 11.2(a) (in the case of Buyer, Holdings and MEDIQ) arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement or any Transaction Document unless and until the aggregate of all such Damages suffered or incurred by the Indemnified Parties under this Agreement exceeds $750,000 (the 'Basket'); in which event such Indemnified Parties shall be entitled to indemnification only for the amount of all

Damages suffered or incurred in excess of the Basket; provided, however, that the above limitation shall not be applicable to any claim for Damages pursuant to Sections 11.1 (b) through (f) (in the case of Seller and KCI) or Section 11.2(b) through (d) (in the case of Buyer, Holdings and MEDIQ) or based upon a breach of any representation or warranty made in or pursuant to Sections 4.20 or
5.4 of this Agreement. The aggregate amount of all Damages for which Buyer may be indemnified pursuant to Section 11.1(a) of this Agreement shall not exceed $10,000,000, and the aggregate amount of all Damages for which Buyer may be indemnified hereunder shall not exceed the sum of $81,300,000 and the Highline Buy-Out Amount. It is specifically understood and agreed that in the event a misrepresentation or breach of warranty or covenant is discovered by Buyer and asserted by it after the Closing, the remedy of Buyer shall be limited to indemnification as set forth in this Section 11, and Buyer shall not be entitled to a rescission of this Agreement. Notwithstanding anything to the contrary in this Agreement, in seeking indemnification for Damages solely under Section 11.1(a) of this Agreement, Buyer's sole and exclusive remedy shall be to set off certain of the payments to be made to Seller pursuant to the promissory notes delivered to Seller attached hereto as Exhibit IB (the 'IB Notes') in accordance with Section 11.6 of this Agreement; provided, however, that in the event the IB Notes are pre-paid, in whole or in part, and the aggregate amount of Damages under Section 11.1(a) for which Buyer is entitled to indemnification (subject to the limitations set forth in this Section 11.5) exceeds the aggregate outstanding principal balance of and accrued but unpaid interest under the IB Notes, Buyer shall be entitled to recover such excess Damages first by setting off, in accordance with Section 11.6, remaining payments to be made to Seller under the Note in the form of Exhibit IC hereto; second by setting off, in accordance with Section 11.6, remaining payments to be made to Seller under the
Note in the form of Exhibit IA hereto; and third (to the extent any excess Damages have not been recovered through set off as aforementioned) by receiving cash from Seller or KCI. To the extent that any claim for indemnification may properly be made under Section 11.1 (a) or Section 11.2(a) and any other provision of this Agreement, then such claim shall be deemed for all purposes of this Section 11.5 to have arisen only under such other provision and not under such Section 11.1(a) or Section 11.2(a), as the case may be. Each Indemnified Party shall notify the Indemnifying Party of a claim under Section 11.1(a) or 11.2(a) within the nine (9) month period referenced in Section 12.1(a), in accordance with Section 11.3.

     11.6 Right of Set-Off. Subject to the limitations in Section 11.5, Buyer shall have the right to set-off, against any amount which may be owed by Buyer or any Affiliate of MEDIQ to Seller pursuant to the Notes, any Damages owed by Seller or KCI to Buyer under this Agreement, plus interest at a rate of 10% per annum on such Damages accruing from the date that Buyer receives notice of claim for such Damages. The exercise of such right of set-off by Buyer and the consequent failure of Buyer or a MEDIQ Affiliate to pay amounts otherwise due and payable under the Notes shall not constitute an event of default under the Notes if: (a) Buyer shall have given Seller written notice of Buyer's intended exercise of such set-off at least 30 days prior to the time amounts otherwise due and payable under a Note (but for the exercise of such right of set-off) would be due and payable under the terms of such Note and such notice shall have specified (i) the aggregate amount that Buyer intends to set-off based on such written notice (the 'Aggregate Set-Off Amount'), (ii) the Note or Notes against which Buyer intends to effect some or all of the set-off contemplated in such written notice and (iii) the identity of the banking institution (having assets of at least $500 million) (the 'Selected Depository') at which Buyer will establish an interest-bearing escrow account for deposit of the Contested Amount (as hereinafter defined) in accordance with the following subclause; and (b) after the Uncontested Amount (as hereinafter defined) has been set-off, Buyer shall have deposited the Contested Amount into such escrow account in one or more installments, each such installment to have been deposited in such escrow account no later than the time the corresponding amount otherwise due and payable under a Note (but for such set-off) would be payable under the terms of such Note. At the time Buyer establishes the aforementioned escrow account, the Selected Depository shall be instructed to (i) hold all amounts deposited into escrow by Buyer in accordance with this Section 11.6, and interest earnings attributable thereto, in escrow until such time as either (A) Buyer and Seller deliver joint instructions to such banking institution regarding the disposition of such funds or (B) a court of competent jurisdiction directs the disposition of such funds out of escrow. 'Contested Amount' means the amount, if any, of the Aggregate Set-Off Amount which Seller asserts, in a written notice delivered to Buyer no later than 20 days after the date of Buyer's exercise notice, Buyer is not entitled to set off in accordance with this Agreement, provided that if at any time prior to the deposit of some or all of the Contested Amount into escrow Seller withdraws its previous objection with respect to some or all of the Aggregate Set-Off Amount, the Contested Amount shall be reduced by the amount with respect to which Seller has withdrawn its objection. 'Uncontested Amount' means an amount equal to the Aggregate Set-Off Amount minus the Contested Amount. Buyer shall be entitled to give more than one written notice pursuant to this Section 11.6.

                           SECTION 12. MISCELLANEOUS.

     12.1 Survival of Representations and Warranties.

          (a) The representations and warranties set forth in Sections 4.2, 4.3, 4.6, 4.7, 4.8(a), 4.11(b), 4.12, 4.14, 4.15, 4.16(c), 4.16(d), 4.17, 4.20,
     5.2, 5.3, 5.4 and 5.7(a) made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated for a period of nine (9) months (and thereafter during the time a claim with respect thereto brought prior to the end of such nine (9) month period is pending). The representations and warranties set forth in Section 5.6 shall survive until all amounts owed under the Notes have been paid in full. The representations and warranties set forth in Section 4.9 shall survive for the period described in such Section 4.9. The remaining representations and warranties made by the parties shall not survive the Closing of the transactions herein contemplated. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of Seller and KCI hereunder, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of Seller, KCI or the Medical Service Business made before or after the date hereof by Buyer, MEDIQ or their agents or representatives.

          (b) In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Disclosure Statement (other than an express exception to a specifically identified statement), those in this Agreement shall control.

     12.2 Further Assurances. Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the Medical Services Business to Buyer. Seller and KCI shall, for five years after the Closing, retain their various books and records relating to the Medical Services Business and shall, upon prior notice, provide Buyer and its authorized representatives reasonable access thereto, and in any event shall not dispose of any of them without first offering them to Buyer. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated hereby or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

     12.3 Bulk Sales. The parties hereto waive compliance with all applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions.

     12.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, sales, use, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated herein shall be borne by Buyer.

     12.5 Public Announcements. Upon execution and delivery of this Agreement, Seller, KCI, Buyer and MEDIQ shall each issue a press release reasonably satisfactory to Seller and Buyer. Otherwise, neither Seller, KCI, Buyer, nor MEDIQ shall, prior to the Closing, make any public announcement or disclosure relating to the transactions contemplated herein without the prior agreement of each other party hereto, provided that each party shall use best efforts to consult with the other in advance of any disclosure required by law, but the agreement of the other parties hereto shall not be required.

     12.6 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To Buyer, Holdings or MEDIQ:
           MEDIQ/PRN Life Support Services-I, Inc.
           c/o MEDIQ Incorporated
             1 MEDIQ Plaza
           Pennsauken, New Jersey 08110
           Telecopy (609) 665-2391
           Attention: Bernard J. Korman and Michael F. Sandler and Alan S. Einhorn, Esq.

With a copy to:
           DRINKER BIDDLE & REATH
           Philadelphia National Bank Building
           1345 Chestnut Street
           Philadelphia, PA 19107-3496
           (215) 988-2700
           Telecopy (215) 988-2757
           Attention: Michael B. Jordan, Esq.

To Seller or KCI:
           Kinetic Concepts, Inc.
           8023 Vantage Drive
           San Antonio, Texas 78230
           (210) 524-9000
           Telecopy (210) 308-3993
           Attention: James R. Leininger, M.D. and Dennis E. Noll, Esq.

With a copy to:
           Cox & Smith Incorporated
           112 E. Pecan Street, Suite 2000
           San Antonio, Texas 78205
           Telecopy (210) 226-8395

          Attention: Stephen D. Seidel, Esq.

     12.7 Assignment and Benefit.

          (a) Buyer may assign this Agreement in whole or in part (including, without limitation, its rights with respect to some or all of the Assets under Section 1.1 hereof) to any corporation which is a direct or indirect majority-owned subsidiary of MEDIQ or to any person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to Buyer; but no such assignment shall, without the written consent of Seller, relieve Buyer, Holdings and MEDIQ of their respective obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Buyer. Buyer agrees that it will not unreasonably withhold its consent to the assignment by Seller of all or a portion of its rights and the delegation of all or a portion of its duties under this Agreement (and the transfer, subject to Buyer's rights under this Agreement, of all or a portion of the Assets and the Assumed Liabilities) to a Person wholly-owned, directly or indirectly, by KCI, and if Buyer so consents, Buyer will accept the conveyance of such portion of the Assets from such Person; but no such assignment or delegation shall, without the written consent of Buyer, relieve Seller or KCI of their respective obligations hereunder. Buyer may condition its agreement to such an assignment on Seller's and KCI's agreement to furnish pursuant to Section 9.6 any additional financial statements required for the purposes stated in that Section, and Seller shall be responsible for the additional expenses in preparing the statements required by Section 9.6 resulting from such assignment. No such assignment by Seller shall be made unless Congress Financial Corporation consents thereto. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors and assigns. In accordance with the foregoing, Buyer intends prior to Closing to assign to First PRN Buyer's rights under Section 1.1 with respect to the Assets described in Section 1.1(a)(ii) hereof and the customer contracts which constitute Assumed Contracts (in which case Seller will transfer such Assets directly to First PRN and not to Buyer at Closing).

          (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors and assigns and for the benefit of no other person or entity.

     12.8 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, or modification shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     12.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.

     12.10 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

     12.11 Severability. Subject to Section 9.3, the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     12.13 Entire Agreement. This Agreement, together with the Disclosure Statement, the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Assets and assumption of the Assumed Liabilities and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Assets, it being understood and agreed that Buyer, MEDIQ, Seller or KCI shall not be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

     12.14 Guaranty. KCI hereby guarantees all of the obligations of Seller pursuant to this Agreement and shall be deemed a beneficiary of the terms of this Agreement in consideration therefor. MEDIQ hereby guarantees all of the obligations of Buyer and Holdings pursuant to this Agreement (the terms of MEDIQ's guaranty with respect to amounts payable under the Notes are as set forth in the Guaranty Agreement), and in consideration therefor shall be deemed a beneficiary of this Agreement. Holdings hereby guarantees all of the obligations of Buyer pursuant to this Agreement (the terms of Holdings' guaranty with respect to amounts payable under the Notes with respect to which Holdings is not maker are as set forth in the Guaranty Agreement) and in consideration therefor shall be deemed a beneficiary of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

                                          KINETIC CONCEPTS, INC.

                                          By: __________________________________
                                                Robert A. Wehrmeyer, Jr.,
                                                  Senior Vice President

                                          KCI THERAPEUTIC SERVICES, INC.

                                          By: __________________________________
                                                Robert A. Wehrmeyer, Jr.,
                                                      Vice President

                                          MEDIQ/PRN LIFE SUPPORT SERVICES-I,
                                            INC.

                                          By: __________________________________
                                                   Michael F. Sandler,
                                                      Vice President

                                          PRN HOLDINGS, INC.

                                          By: __________________________________
                                                   Michael F. Sandler,
                                                      Vice President

                                          MEDIQ INCORPORATED

                                          By: __________________________________
                                                   Michael F. Sandler,
                                             Senior Vice President -- Finance

                                    APPENDIX
                             LIST OF DEFINED TERMS

TERM                                                                                                            PAGE
- - ----                                                                                                            -----
1934 Act...................................................................................................          24
A material adverse effect..................................................................................          28
Affiliate..................................................................................................          36
Aggregate Set-Off Amount...................................................................................          43
Agreement..................................................................................................           1
Assets.....................................................................................................           3
Assumed Capital Leases.....................................................................................           2
Assumed Contracts..........................................................................................           2
Assumed Liabilities........................................................................................           4
Basket.....................................................................................................          42
Bill of Sale...............................................................................................          32
Buyer......................................................................................................           1
Buyer Transaction Documents................................................................................          22
Buyer's Auditors...........................................................................................           7
CERCLA.....................................................................................................           6
Closing....................................................................................................          32
Closing Date...............................................................................................          32
Closing Payment............................................................................................           3
Closing Statement..........................................................................................           7
Code.......................................................................................................          19
Collateral Transfer........................................................................................          31
Computer Support...........................................................................................          39
Confidentiality Agreement..................................................................................          27
Congress Intercreditor Agreement...........................................................................          29
Consideration..............................................................................................           3
Control....................................................................................................          36
Damages....................................................................................................          40
Disclosure Statement.......................................................................................           5
Division...................................................................................................           1
Environmental Laws.........................................................................................           6
ERISA......................................................................................................          19
Escrow.....................................................................................................           9
Escrow Agent...............................................................................................           9
Escrow Agreement...........................................................................................           9
Escrow Payment.............................................................................................           9
Estoppel Certificate.......................................................................................          31
Excluded Liabilities.......................................................................................           5
February Statement.........................................................................................          14
First PRN..................................................................................................           3
GAAP.......................................................................................................           7
Guaranty Agreement.........................................................................................          32
Hazardous Substances.......................................................................................          20
Highline Agreement.........................................................................................           4
Highline Buy-Out Amount....................................................................................           4
Holdings...................................................................................................           1
HSR Act....................................................................................................          14
IB Notes...................................................................................................          42
Indemnified Party..........................................................................................          41
Indemnifying Party.........................................................................................          41
IRS........................................................................................................           6

KCI........................................................................................................           1
KCITS Business.............................................................................................           1
Laws.......................................................................................................          13
Marketing Agreement........................................................................................          31
Medical Services Business..................................................................................           1
MEDIQ......................................................................................................           1
MEDIQ Group................................................................................................          24
MHM........................................................................................................          24
MHM Note...................................................................................................          24
MHM Subordination Agreement................................................................................          24
Names......................................................................................................           3
Negative Covenants Agreement...............................................................................          31
Net Asset Value............................................................................................           8
Notes......................................................................................................           4
Pension Plan...............................................................................................          19
Plant Closing Laws.........................................................................................           4
RCRA.......................................................................................................           6
Real Property..............................................................................................          16
Remedial Action............................................................................................          20
Removal....................................................................................................          20
Response...................................................................................................          20
Sadock Amount..............................................................................................          10
SEC........................................................................................................          24
SEC Reports................................................................................................          24
Selected Depository........................................................................................          43
Seller.....................................................................................................           1
Seller Affiliate...........................................................................................          36
Seller Transaction Documents...............................................................................          12
Seller's Auditors..........................................................................................           7
Senior Management..........................................................................................          17
Subordinated Note..........................................................................................          42
Transfer Taxes.............................................................................................           6
Transferred Employees......................................................................................           9
WARN Act...................................................................................................           4
Welfare Plan...............................................................................................          19

                                 SCHEDULE 1.1.1

A. Central Supply
           1. Bassinets; Infant
           2. Compression Devices
           3. Compressors; Medical Air
           4. Continuous Passive Motion (CPM)
           5. Defibrillator
           6. Enteral Feeding Pumps
           7. Hypo/Hypothermia
           8. Phototherapy
           9. Suction Devices

B. Monitoring
           1. Monitors; Adult
           2. Monitors; Fetal
           3. Monitors; Infant
           4. Monitors; Neonatal
           5. Monitors; Pulse Oximetry
           6. Monitors; Respiratory
           7. Monitors; Vital Signs

C. Respiratory
           1. Ventilators; Adult
           2. Ventilators; Infant
           3. Ventilators; Portable Adult
           4. Ventilators; Supports
           5. Warmers; Blood
           6. Warmers; Infant Warming

D. Infusion
           1. Infusion; Dual Channel
           2. Infusion; General
           3. Infusion; Micro
           4. Infusion; PCA
           5. Infusion; Secondary
           6. Infusion; Syringe
           7. Infusion; TPN
           8. Intravenous Poles

     The following schedules/exhibits have been omitted from this filing:

Schedule 1.1.2     Transferred Computer Assets
Schedule 1.1.3     Assumed Capital Leases
Schedule 1.1.4     Assumed Contracts
Schedule 1.1.5     Motor Vehicles
Schedule 2.4       Allocation of Aggregate Consideration
Schedule 3.4       Agreed Upon Procedures for Accounts Receivable
Schedule 9.7       Bug-Out Procedures
Exhibit IA         Form of Promissory Note (#1)
Exhibit IB         Form of Promissory Note (#2)
Exhibit IC         Form of Promissory Note (#3)
Exhibit II         Escrow Agreement
Exhibit III        Certain Personnel Policies of Buyer
Exhibit IV         Form of Opinion of Cox & Smith Incorporated
Exhibit V          Marketing Agreement
Exhibit VI         Form of Opinion of Drinker Biddle & Reath
Exhibit VII        Form of Negative Covenants Agreement
Exhibit VIII       Form of Guaranty Agreement
Exhibit IX         Form of General Assignment and Bill of Sale
Exhibit X          Form of Assumption Agreement
Exhibit XI         Form of Collateral Transfer of Note (Security Agreement)

     The Registrant will furnish supplementally a copy of any omitted schedule/exhibit to the Securities and Exchange Commission upon request.